                                                                   Exhibit 10.11

                              LEASE OF OFFICE SPACE

                                                          DATE: DECEMBER 9, 2003

BETWEEN:

                           CHURCHILL OFFICE PARK LTD.

                                                                    ("Landlord")

AND

                                COREL CORPORATION

                                                                      ("Tenant")

PREMISES: 1600 Carling Avenue, Suites 100, 200, 220 and 300, Ottawa, Ontario.

LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:

ARTICLE 1.00 DEFINITIONS

1.01 DEFINITIONS

     In this Lease:

     (a)  "Annual Rent" means:

          (i) for the period from the Commencement Date to and including the last day of the Term for Premises B, both the Annual Rent for Premises A and the Annual Rent for Premises B; and

          (ii) for the balance of the Term, the Annual Rent for Premises A.

     (b) "Annual Rent for Premises A" means in respect of the following period(s), the following annual amount(s), monthly installment (s) and annual rates calculated on the basis of the Square Feet in Premises A:

                                                         Monthly     Annual Square
Period                                 Annual Amount   Installment     Foot Rate
------                                 -------------   -----------   -------------
January 1, 2004 to December 31, 2008    $767,216.78     $63,934.73       $22.03

     (c) "Annual Rent for Premises B" means in respect of the following period(s), the following annual amount(s), monthly installments) and annual rates calculated on the basis of the Square Feet in Premises B:

                                                         Monthly     Annual Square
Period                                 Annual Amount   Installment     Foot Rate
------                                 -------------   -----------   -------------
January 1, 2004 to December 31, 2006    $767,216.78     $63,934.73       $22.03

     (d)  "Article" means an article of this Lease.

     (e)  "Building" has the meaning ascribed thereto in Schedule B.

     (f) "Business Day" means any day except Saturday, Sunday and statutory holidays in the Province of Ontario.

     (g) "Commencement Date" means January 1, 2004, being the first day of the Term.

     (h)  "Common Areas" has the meaning ascribed thereto in Schedule B.

     (i) "Environmental Laws" means any federal, provincial, municipal or local law, ordinance or regulation related to environmental conditions on, under, at, near or about the Land (as defined in Schedule B) or

          Building, or related to Landlord, Tenant or the Land, air, soil or ground water condition, including without limitation, the generation, storage or disposal of Hazardous Substances (as defined in Section
          6.05 of Schedule B), now or hereafter enacted or promulgated by any governmental authority having jurisdiction over Landlord, Tenant, the Land or Building (the "Authorities").

     (j) "Event of Default" has the meaning ascribed thereto in Section 19.03 of this Lease.

     (k) "Fiscal Year" means the period ending on December 31st (all or part of which falls within the Term) or such other period from time to time determined by Landlord.

     (l) "Lease" means this lease, Schedules A, B, C and, if applicable, D to this Lease, and every properly executed instrument which by its terms amends, modifies or supplements this Lease.

     (m) "Leasehold Improvements" means the alterations, fixtures and improvements in or serving the Premises made from time to time by or on behalf of Tenant or any prior occupant of the Premises with the exception only of furniture and equipment not in the nature of fixtures.

     (n)  "Normal Business Hours" has the meaning ascribed thereto in Schedule
          B.

     (o)  "Operating Costs" means the amounts determined in accordance with
          Section 2.02 of Schedule B.

     (p)  "Other Charges" means amounts payable to Landlord under Article 4.04.

     (q) "Premises A" means the area on the first and second floors of the Building shown hatched on Schedule A-l having a gross leasable area of approximately 34,826 square feet and shall extend from the upper surface of the structural sub-floor to the lower surface of the suspended ceiling within the boundaries of the Premises as described in Section 3.00 of Schedule B.

     (r) "Premises B" means the area on the second and third floors of the Building shown hatched on Schedule A-2 having a gross leasable area of approximately 34,826 square feet and shall extend from the upper surface of the structural sub-floor to the lower surface of the suspended ceiling within the boundaries of the Premises as described in Section 3.00 of Schedule B.

     (s)  "Premises" means:

          (i) for the period from the Commencement Date to and including the last day of the Term for Premises B, both Premises A and Premises B; and

          (ii) for the balance of the Term, means Premises A.

     (t) "Prime" means the rate of interest per annum from time to time announced by Toronto Dominion Bank or its successors and reported to the Bank of Canada as its prime rate for Canadian dollar loans.

     (u) "Rent" means the aggregate of all amounts payable by Tenant pursuant to any provision of this Lease except under Article 4.03.

     (v) "Rental Taxes" means any tax or duty imposed upon either Landlord or Tenant which is measured by or based in whole or in part directly upon the Rent payable under this Lease or in respect of the rental or rental value of Premises under this Lease whether existing at the date hereof or hereafter imposed by any governmental authority including, without limitation, goods and services taxes, value added tax, business transfer tax, sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.

     (w) "Rules and Regulations" means the rules and regulations from time to time made by Landlord and consisting as of the Commencement Date of those listed in Schedule C.

     (x) "Square Feet in Premises A" means approximately 34,826 square feet to be determined by Landlord in accordance with Section 3.00 of Schedule B.

     (y) "Square Feet in Premises B" means approximately 34,826 square feet to be determined by Landlord in accordance with Section 3.00 of Schedule B.

     (z)  "Square Feet in the Premises" means:

          (i) for the period the Commencement Date to and including the last day of the Term for Premises B, the total square footage of the Square Feet in Premises A and the Square Feet in Premises B, being approximately 69,652 square feet; and

          (ii) for the balance of the Term, the Square Feet in Premises A, being approximately 34,826 square feet;

          in each case to be determined by Landlord in accordance with Section
          3.00 of Schedule B.

     (aa) "Tenant's Proportionate Share" means the amount determined in accordance with section 2.01(c) of Schedule B.

     (bb) "Term" means:

          (i)  with respect to Premises A, the Term for Premises A; and

          (ii) with respect to Premises B, the Term for Premises B.

     (cc) "Term for Premises A" shall have the meaning ascribed thereto in
          Article 3.01.

     (dd) "Term for Premises B" shall have the meaning ascribed thereto in
          Article 3.01.

ARTICLE 2.00 GRANT OF LEASE

2.01 SURRENDER OF PRIOR LEASE.

     Prior to the Commencement Date, the relationship between Landlord and Tenant was governed by a lease made as of December 1, 1996 (the "Prior Lease"). Landlord and Tenant have agreed that such lease is to be surrendered and replaced by this Lease. Accordingly, the Prior Lease is hereby surrendered as of midnight on December 31, 2003 (the "Surrender Date"), being the day preceding the Commencement Date of this Lease and shall thereafter be of no further force or effect save and except as provided in this Section 2.01 and in Section 2.02 of this Lease.

     Notwithstanding the foregoing and any provision of this Lease or the Prior Lease to the contrary, Landlord and Tenant agree that:

     (a) the surrender of the Prior Lease is without prejudice to the parties' respective covenants and obligations thereunder for the period from December 1, 1996 (being the commencement date of the same) up to and including December 31, 2003, including without limitation, Tenant's obligation to pay for such period all Rent (as defined in the Prior Lease) and additional rent, including without limitation, Operating Expenses, Real Estate Taxes, Tax on Capital and the Electrical Amount (each as defined in the Prior Lease, and together with the Rent, being herein called the "Prior Rent") as contemplated by the Prior Lease, including without limitation, the payment of the adjustments of such amounts pursuant to Section 6.06 of the Prior Lease;

     (b) Tenant confirms that Landlord is not in breach of any obligation under the Prior Lease, and that it has no claims against Landlord and will not make any claims in respect of any adjustment, readjustment, billings, alleged overpayments of Prior Rent, security deposits, deposits, credits or any other matter relating to the Prior Lease except as expressly provided for in this Section 2.0l(b). Tenant has paid $1,685,062.35 (including $110,237.72 GST) on account of the Prior Rent for the period from January 1, 2004 to and including March 31, 2004. Landlord shall reimburse Tenant $1,685,062.35 (including $110,237.72 GST) for the difference between the Prior Rent for the period from January 1, 2004 to and including March 31, 2004 and the Rent payable in accordance with this Lease for the same three (3) month period (the "Reimbursement Amount"). Such Reimbursement Amount shall be applied by Landlord in payment of the Rent under this Lease as it accrues commencing April 1, 2004;

     (c) immediately following the Surrender Date, Tenant shall remove all Tenant's personal property and, in accordance with Section 14.04 of the Prior Lease, remove those improvements, alterations, additions and repairs described in Schedule H to this Lease (jointly and severally, the "Prior Improvements") from the premises leased to Tenant pursuant to the Prior Lease (excluding for this purpose, the Premises), and restore such premises to their original condition and repair any damage to such premises or the Building, as the case may be, occasioned by the installation, removal or restoration of such Prior Improvements. Tenant shall complete the removal of its personal property and the Prior Improvements from floors six, seven and eight of the Building by April 18, 2004, and from floors four and five of the Building by May 16, 2004. Such alterations by Tenant shall be carried out in accordance with Section 7.03 of this Lease and Tenant's access to the Land and Building for such purpose shall be subject to, and Tenant shall abide by, all building safety and other rules and regulations relating to the use of the Building, shipping and removing goods, removal of property, and alterations that may be contained in this Lease or may otherwise be communicated to Tenant by Landlord and, in addition, all exculpatory clauses, indemnities and releases contained in this Lease shall bind Tenant in respect of such activity. If Tenant fails to remove its personal property as aforesaid, such personal property shall at the option of Landlord become its property, and may be appropriated, sold, removed, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account to Tenant, and Tenant shall pay to Landlord on demand all costs incurred by Landlord in connection therewith, plus an administration fee of fifteen percent (15%) of such costs; and

     (d) Landlord confirms that Tenant is not in breach of any obligation under the Prior Lease and has paid the Prior Rent in accordance with the Prior Lease, and that subject to Tenant's performance of its obligations pursuant to subsection 2.01(c) and its obligation to pay adjustments with respect to the Prior Rent in accordance with the Prior Lease, Landlord has no claims against Tenant and will not make any claims in respect of any other matter relating to the Prior Lease, in being agreed and understood in this regard that Landlord shall be entitled to and Tenant shall pay all adjustments with respect to the Prior Rent in accordance with the Prior Lease.

2.02 PRIOR CLAIMS.

     Landlord and Tenant agree that although the Prior Lease is by Section 2.01 of this Lease surrendered and is as of the Commencement Date of this Lease of no further force or effect, such surrender shall not apply to any third party claims involving either or both Landlord and Tenant with respect to the Prior Lease or the Land which relate to the period prior to the Commencement Date of this Lease, it being agreed and understood that such claims shall be dealt with in accordance with the applicable provisions of the Prior Lease. Third party claims which relate to the period from and after the Commencement Date of this Lease shall be dealt with in accordance with the applicable provisions of this Lease. Landlord and Tenant represent and warrant to the other party that as of the Commencement Date of this Lease, neither party has actual knowledge of any third party claims arising prior to the Surrender Date relating to the Prior Lease.

2.03 TENANT'S AUTHORITY.

     Tenant represents and warrants that it has as of the Surrender Date the right, full power and authority to surrender the Prior Lease to Landlord on the conditions contained herein, and that, as of the Surrender Date, Tenant has not executed any other instruments, deeds or other documents (excluding only this Lease) nor entered into any unwritten transactions pursuant to which the Premises (as defined in the Prior Lease), the Prior Lease or the unexpired portion of the term of the Prior Lease, including any renewals or extensions thereof, shall in any way be charged, encumbered, liened, assigned or otherwise transferred or subleased. For the purposes of clarity, the parties acknowledge and agree that the space in the Building occupied by Cafe" Plus and by BMO Nesbitt Burns, respectively, is and always has been occupied pursuant to direct leases between such parties and the Landlord, and not by subleases from the Tenant.

2.04 LANDLORD'S AUTHORITY.

     Landlord represents and warrants that as of the Surrender Date it has the right, full power and authority to agree to accept Tenant's surrender of the Prior Lease on the conditions contained herein.

2.05 GRANT

     Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, in a "then as is" condition, to have and to hold during the Term, subject to the terms and conditions of this Lease. Landlord hereby grants to Tenant a non-exclusive licence throughout the Term subject to control of Landlord and to Landlord's right to alter them in accordance with this Lease to use those parts of the Common Areas providing access to or, in the case of the area above the suspended ceiling to the lower surface of the structural ceiling, servicing the Premises.

2.06 QUIET ENJOYMENT

     If there has been no Event of Default, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.

2.07 COVENANTS OF LANDLORD AND TENANT

     Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

2.08 NET LEASE

     Tenant acknowledges and agrees that it is intended that the Lease and the Rent payable hereunder are completely net and carefree to Landlord.

ARTICLE 3.00 TERM AND POSSESSION

3.01 TERM

     The Term of this Lease, unless terminated earlier as provided in this Lease, in respect of each of Premises A and Premises B, as the case may be, is as follows:

     The Term for Premises A shall be five (5) years beginning on the 1st day of the month of January, 2004 and ending on the last day of the month of December, 2008, unless extended pursuant to Article 21.04 of Schedule D, in which case the Term for Premises A shall end on December 31, 2010.

     The Term for Premises B shall be three (3) years beginning on the 1st day of the month of January, 2004 and ending on the last day of the month of December, 2006, unless extended pursuant to Article 21.05 of Schedule D, in which case the Term for Premises B shall end on December 31, 2008, unless further extended pursuant to Article 21.06 of Schedule D, in which case the Term for Premises B shall end on December 31, 2010.

     Where the context requires, the references in this Lease to Term shall mean, the Term in respect of each of the Premises A and B, as applicable, as provided in this Article 3.01.

3.02 ACCEPTANCE OF PREMISES

     Taking possession of all or any part of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such part thereof are in satisfactory condition except for water leaking into the Building and accumulating in the ground floor corridor on the far west side of the Building, which leak Landlord agrees to repair without delay. Landlord also acknowledges that there is a water leak in the Building which leak causes the accumulation of water in the Building's atrium, which area is not a part of the Premises, but which leak Landlord also agrees to repair without delay.

ARTICLE 4.00 RENT, OPERATING COSTS AND TAXES

4.01 ANNUAL RENT

     Subject to the application by Landlord of the Reimbursement Amount pursuant to subsection 2.01(b), Tenant shall pay to Landlord as Annual Rent the amount(s) set out in Article 1.01(a), payable in advance and without notice in monthly installments as set out in Article 1.01 (a), on the Commencement Date and on the first day of each calendar month thereafter during the Term.

4.02 OPERATING COSTS, TAXES AND UTILITIES

     Tenant shall pay to Landlord, at the times and in the manner provided in
     Article 4.07, Taxes, utilities and Tenant's Proportionate Share of Operating Costs all as determined under this Lease including Schedule B.

4.03 RENTAL TAXES

     Tenant shall pay to Landlord all Rental Taxes applicable from time to time. Landlord shall calculate the amount of Rental Taxes payable by Tenant in accordance with the applicable legislation and Tenant shall pay such amount together with monthly installments of Rent. The amount payable by Tenant under this Article 4.03 shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by Tenant to pay under this
     Article 4.03, Landlord shall have the same rights and remedies as it has in the Event of Default by Tenant in the payment of Rent.

4.04 OTHER CHARGES

     Tenant shall pay to Landlord, at the times and in the manner provided in this Lease or, if not so provided, upon demand by Landlord, all amounts (other than those payable under Articles 4.01, 4.02, and 4.03) that are payable by Tenant under this Lease.

4.05 PAYMENT OF RENT - GENERAL

     All amounts payable by Tenant under this Lease, except that payable under
     Article 4.03, shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent. Tenant shall pay to Landlord Rent, in legal tender of the jurisdiction in which the Building is located, without deduction or set-off, as a covenant independent of all other covenants of Landlord or Tenant in this Lease. Tenant's obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

4.06 RENT - ADJUSTMENT

     If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Rent payable for such month shall be prorated on a per diem basis using a three hundred and sixty five (365) day period.

4.07 PAYMENT - OPERATING COSTS AND TAXES

     (a) Prior to the Commencement Date and not less than fifteen (15) days prior to the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Taxes and Tenant's Proportionate Share of Operating Costs for the appropriate Fiscal Year and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant's payments of Annual Rent.

     (b) Landlord shall deliver to Tenant within one hundred twenty (120) days after the end of each Fiscal Year a written statement (the "Statement") setting out in reasonable detail the amount of Operating Costs and Taxes for such Fiscal Year and certified by a representative of Landlord. If the amount of Taxes and Tenant's Proportionate Share of Operating Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Taxes and Tenant's Proportionate Share of Operating Costs payable for such Fiscal Year, Tenant shall pay such difference to Landlord or Landlord shall pay such difference to Tenant, as the case may be, without interest within thirty (30) days after the date of delivery of the Statement. Failure of Landlord to render any statement under this section shall not prejudice Landlord's right to render such Statement thereafter or with respect to any other period, or relieve Tenant from its obligations hereunder. Landlord shall not, however, be permitted to claim against Tenant for any amount not included in a Statement or for any adjustment of any amount included in a Statement (in each case save and except for Taxes) unless such claim is made within eighteen (18) months following the last day of the Fiscal Year to which such Statement pertains, it being agreed and understood in this regard that such limitation shall not apply to Taxes.

          Landlord's estimate of Operating Costs and Taxes for the calendar year 2004 is $16.77 per square foot. As the foregoing is only an estimate, Landlord makes no representation or warranty as to the amount of the Operating Costs or Taxes.

     (c) If Tenant disputes the accuracy of any Statement, Tenant shall nevertheless make payment in accordance with the Statement, but the disagreement shall be promptly referred by Landlord for prompt decision to an independent professional consultant, agreed upon by Landlord and Tenant, both acting reasonably, who is qualified by education and experience to make such decision and who shall be deemed to be acting as an expert and not an arbitrator. The consultant's signed determination shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any such determination shall be made within fourteen (14) days thereof, and the party required to pay such adjustment shall bear all costs of the consultant, except that if the amount to be paid is three percent (3%) or less of the amount in dispute, Tenant shall pay all such costs.

     (d) Tenant may only dispute a Statement and claim a re-adjustment by notice given to Landlord within six (6) months after the date of delivery of the Statement to Tenant.

ARTICLE 5.00 USE OF PREMISES

5.01 USE

     The Premises shall be actively, diligently and continuously used and occupied only as a business office for the business of computer software development, maintenance and sales. Tenant shall operate the business office in a first-class, reputable manner befitting the reputation and image of the Building.

5.02 COMPLIANCE WITH LAWS

     Tenant shall use and occupy and shall cause the Premises to be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders, including without limitation all applicable Environmental Laws. To the extent Tenant's use or occupancy of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay to Landlord the entire cost thereof. Tenant will immediately advise Landlord in writing of (i) any and all governmental or regulatory notices, orders and/or actions instituted, completed, or threatened affecting the Premises; and
     (ii) all claims made or threatened by any third party against Tenant, Landlord or the Premises arising out of Tenant's use or occupancy of the Premises and the Land.

5.03 ABANDONMENT

     Tenant shall not vacate or abandon the Premises.

5.04 NUISANCE

     Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris or anything kept in a manner which attracts rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

5.05 EXTRAORDINARY INSTALLATIONS

     Tenant shall not install anything that might affect the integrity or capacity of either the structure or the systems of the Building without the prior written consent of Landlord, which consent may be arbitrarily withheld at Landlord's sole discretion.

5.06 JEOPARDY OF INSURANCE

     Tenant shall neither do nor omit to do anything that might result in the actual or threatened reduction or cancellation of or material adverse change in the insurance maintained by Landlord in respect of the Building, or, except as permitted in accordance with the terms of this Lease, that it will neither do or omit to do anything that might result in any increase in the premiums for insurance maintained by Landlord in respect of the Building. If the premiums for such insurance are increased as a result of the use or occupancy of the Premises or any article kept on the Premises or any act or omission of Tenant or any person for whom Tenant is in law responsible or any subtenant of the Premises, Tenant shall pay to Landlord the entire amount of such increase, or if any such insurance is actually, or threatened to be, either cancelled, reduced or materially adversely changed by an insurer by reason of the use or occupancy of the Premises, and if Tenant fails to remedy the condition or the use or occupancy giving rise to such actual or threatened cancellation, reduction or change within two (2) Business Days after notice thereof, Landlord may, without limiting its other remedies for the default, either:

     (a) re-enter and take possession of the Premises forthwith upon notice by Landlord to Tenant of its intention to do so; or

     (b) enter upon the Premises and remedy the condition, use or occupancy giving rise to such actual or threatened cancellation, reduction or change, and Tenant shall pay to Landlord its costs reasonably incurred doing so forthwith on demand. No such entry by Landlord shall be deemed a re-entry or a breach of Article 2.02 and Landlord shall not be liable for any damage to either the Premises or any property located on the Premises as a result of such entry.

ARTICLE 6.00 SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

6.01 OPERATION OF BUILDING

     Landlord shall operate and maintain the Building in a first-class, reputable manner befitting the reputation and image of the Building, in accordance with all applicable laws and regulations and with standards from time to time prevailing for similar office buildings in the area in which the Building is located, subject, however,to the limitations occasioned by the design and age of the Building and the capacity of its systems and shall provide the services set out in Articles 6.02, 6.03 and 6.04, subject to such limitations, and shall be entitled to make the alterations set out in Article 6.06. Landlord's costs associated with this Article 6.00 that are properly includable in Operating Costs shall be included.

6.02 SERVICES TO PREMISES

     Landlord shall provide in the Premises:

     (a) heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during Normal Business Hours;

     (b) janitor services, in accordance with the Building cleaning standards which may change from time to time, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day;

     (c) electric power for lighting and small business office equipment (but not lighting or equipment using amounts of power disproportionate to that used by typical office tenants); and

     (d) replacement of the standard fluorescent tubes, light bulbs and ballasts used in the Building as required from time to time as a result of normal usage.

6.03 BUILDING SERVICES

     Landlord shall provide in the Building:

     (a) domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;

     (b)  elevator or escalator service if included in the Building;

     (c) heat, ventilation, cooling, lighting, electric power, domestic running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord;

     (d) a general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant;

     (e)  maintenance, repair, and replacement as set out in Article 6.04; and

     (f)  building security outside Normal Business Hours.

6.04 MAINTENANCE, REPAIR AND REPLACEMENT

     Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the provision of services of Landlord under Articles 6.02 and 6.03 and shall maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that:

     (a) if all or part of such systems, facilities and equipment require maintenance or inspections or are destroyed, damaged or impaired, Landlord shall promptly and diligently complete the necessary repair or replacement, (it being agreed and understood mat Landlord shall have a reasonable time in which to do so), and during the period of repair or replacement shall only be required to maintain such services as are reasonably possible in the circumstances;

     (b) Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable in any circumstances for any direct, indirect or consequential damages to Tenant or any other person or property for any failure to do so;

     (c) no reduction or discontinuance of such services or loss of use of the Premises shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation under this Lease; and

     (d) nothing contained herein shall derogate from the provisions of Article 16.00.

6.05 ADDITIONAL SERVICES

     (a) If from time to time requested in writing by Tenant and to the extent that Landlord is reasonably able to do so, Landlord may elect to provide in the Premises services in addition to those set out in
          Article 6.02, provided that Tenant shall within thirty (30) days of receipt of any invoices for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

     (b) Tenant shall not without Landlord's written consent install in the Premises equipment which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord's reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord at the same time and in the same manner as Tenant is required to pay Annual Rent hereunder for the month immediately following delivery to Tenant of the invoice for all the costs thereof reasonably incurred by Landlord in connection therewith, including installation, operation and maintenance expenses plus ten percent (10%) of such costs for overhead.

     (c) If Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use of other typical office tenants, Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use calculated on a consistent and reasonable basis.

     (d) upon the request of Tenant, Landlord shall install and maintain at Tenant's expense, metering devices for measuring the use of any utility or service in the Premises. Tenant shall pay Landlord within thirty (30) days of receipt of any invoice for the cost of installation and maintenance of such device plus ten percent (10%) of such cost on account of Landlord's overhead. In addition, Landlord may in its sole discretion elect to install and maintain at Landlord's expense, metering devices for measuring the use of any utility or service in the Premises.

6.06 ALTERATIONS BY LANDLORD

     Landlord may from time to time:

     (a) make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Building (including the Premises) where necessary to serve the Premises or other parts of the Building;

     (b) make changes in or additions to any part of the Building not in or forming part of the Premises;

     (c) terminate or amend Tenant's right of use of any of the Common Areas or eliminate or change the location and size of any of the Common Areas or their facilities, provided that access by Tenant to the Premises from the elevator lobbies remains available;

     (d) retain contractors and employ all personnel, including supervisory personnel and managers, that Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Building; and

     (e) do and perform such other acts in and to the Building or any of its component parts as Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Building, provided that in the course of Landlord's exercise of its rights hereunder, Landlord shall be deemed not to have re-entered the Premises nor to have breached Article 2.02. Landlord shall perform all of its work as expeditiously as is reasonably possible so as to interfere as little as is reasonably possible with Tenant's use of the Premises.

6.07 ACCESS BY LANDLORD

     Tenant shall permit Landlord, its agents and consultants to enter the Premises outside Normal Business Hours, and during Normal Business Hours if such entry is necessitated by an emergency or will not unreasonably disturb or interfere with Tenant's use of the Premises, to inspect, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as Landlord may deem necessary, acting as would a reasonable and prudent landlord, for the safety, improvement or preservation of the Premises or the Building, to remedy any nuisance in the Premises, to show the Premises to mortgagees, prospective mortgagees, purchasers, and prospective purchasers and, during the last eighteen (18) months of the Term, to prospective tenants. Except in case of emergency or imminent injury or damage, Landlord shall provide twenty-four (24) hours' notice to Tenant prior to such entry, unless such entry is to perform Landlord's usual maintenance activities in which case Landlord need only telephone Tenant rather than give written notice; but in no case shall any such entry constitute a re-entry by Landlord or an eviction or entitle Tenant to any abatement of Rent.

6.08 ENERGY, CONSERVATION, SAFETY AND SECURITY POLICIES

     Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter. Tenant shall at the written request of Landlord comply with any such directive, policy or request.

ARTICLE 7.00 MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT

7.01 CONDITION OF PREMISES

     Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain and repair the Premises and all Leasehold Improvements therein and keep them in good order and condition, including:

     (a) repainting and redecorating the Premises and cleaning window coverings and carpets in each case at reasonable intervals; and

     (b) making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.

     In the last eighteen (18) months of the Term, Tenant's obligations pursuant to subsection 7.01(a) shall exclude reasonable wear and tear.

7.02 FAILURE TO MAINTAIN PREMISES

     If Tenant fails to perform any obligation under Article 7.01, then on not less than ten (10) days notice to Tenant Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord all costs reasonably incurred in connection therewith, plus fifteen percent (15%) of such cost for overhead and supervision, within ten (10) days of its receipt of Landlord's invoice therefor.

7.03 ALTERATIONS BY TENANT

     Tenant may from time to time at its own expense install Leasehold Improvements and alter existing Leasehold Improvements (the "Tenant's Work") provided that:

     (a) the Tenant's Work shall not commence without the prior written approval of Landlord;

     (b) Tenant shall have furnished Landlord with two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Tenant's Work. Landlord requires that Tenant retain Landlord's base building mechanical, electrical and structural engineering consultants to ensure compatibility of base building systems and the Tenant's Work. If Tenant uses other consultants for the preparation of Tenant's working drawings, then Landlord may elect to retain architects and engineers to review such working drawings for the purpose of approving the proposed Tenant's Work (it being understood that notwithstanding such approval, Landlord shall have no responsibility with respect to the adequacy of such working drawings). Tenant shall pay on demand to Landlord all costs reasonably incurred for the examination of such drawings by either Landlord or an outside consultant plus an amount equal to ten percent (10%) of such costs for overhead;

     (c) prior to commencement of the Tenant's Work, Landlord shall have approved, acting as would a reasonable and prudent landlord, the contractors and subcontractors and their respective labour affiliations;

     (d) Tenant shall have provided prior to the commencement of the Tenant's Work, performance and payment bonds as well as proof of workers compensation, all risks, builders' risk, and contractors' public liability and property damage insurance coverage, with Landlord and any mortgagee, as required by Landlord to be named as additional insureds, in amounts with insurers, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the Tenant's Work will be carried out;

     (e) Tenant will deliver a complete list identifying every contractor and sub-contractor, accompanied by an up-to-date valid clearance certificate for each of them issued by the appropriate worker compensation, safety and insurance authority and Tenant will not use any contractor or permit the use of any sub contractor that is not identified on the list;

     (f) Tenant acknowledges that certain Tenant's Work may require modification and interfacing with the base building and its systems and structure. If any proposed Tenant's Work could affect the structure, the exterior walls or the systems of the Building, Landlord may require that any such Tenant's Work be performed by either Landlord or its contractors in which case Tenant shall pay all Landlord's costs, reasonably incurred in connection therewith, plus ten percent (10%) thereof for overhead;

     (g) Tenant shall have provided to Landlord a copy of the contract for the Tenant's Work and evidence satisfactory to Landlord, acting as would a reasonable and prudent landlord, as to the existence of all necessary permits;

     (h) Tenant shall perform the Tenant's Work or cause the Tenant's Work to be performed: (i) in accordance with any construction methods and procedures manual for the Building; (ii) in accordance with the plans and specifications submitted to and approved by Landlord, acting as would a reasonable and prudent landlord; (iii) in accordance with any conditions, regulations, procedures or rules imposed by Landlord, acting as would a reasonable and prudent landlord; (iv) in compliance with all applicable laws (including occupational health and safety, and workplace hazardous materials information system requirements and legislation); and (v) in a good and workmanlike and expeditious manner using new materials;

     (i) Landlord may inspect construction as it proceeds (the onus being on Tenant to advise Landlord whenever any phase has been completed so that an inspection can be made);

     (j) upon completion of the Tenant's Work, Tenant shall provide Landlord with a complete set of "as built" drawings for the Tenant's Work; and

     (k) if Tenant fails to observe any of the requirements of this Article, Landlord, acting as would a reasonable and prudent landlord, may require that construction stop and that the Premises be restored to their prior condition failing which Landlord may do so and Tenant shall pay Landlord's cost plus fifteen percent (15%) thereof for overhead.

     Any increase in Operating Costs or Taxes attributable to such Tenant's Work shall be borne by Tenant.

     Notwithstanding the foregoing, Tenant shall not require Landlord's prior written approval with respect to any Tenant's Work the aggregate cost of which is reasonably anticipated not to exceed Five Thousand Dollars ($5,000), provided such Tenant's Work will not affect the structure, exterior walls or systems of the Building (such exempted Tenant's Work being herein called the "Exempted Work"). It is further agreed that Tenant shall not be required to comply with subsection 7.03(b) or to provide performance and payment bonds with respect to the Exempted Work.

7.04 TELEPHONE AND COMPUTER SYSTEMS

     With Landlord's prior written consent, which may be withheld in Landlord's sole discretion, Tenant may utilize a telecommunication service provider which does not currently service the Building, subject to the provisions of this Lease, including but not limited to the following:

     (a) the service provider shall execute and deliver Landlord's standard form of license agreement which shall include a provision for Landlord to receive compensation for the use of the space for the service provider's equipment and materials;

     (b) Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, and interruption or loss of telecommunication service;

     (c) Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider's equipment and materials;

     (d) Tenant shall indemnify and hold harmless Landlord for all losses, claims, demands, expenses, and judgments against Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider or Tenant or those for whom they are responsible at law; and

     (e) Tenant shall incorporate in its agreement with its service provider a provision granting the Tenant the right to terminate the service provider agreement if required to do so by Landlord and Landlord shall have the right at any time from time to time during the Term to require Tenant at its expense to exercise the termination right.

     As part of the Tenant's Work, Tenant shall be responsible for the costs associated with the supply and installation of telephone, computer and other communications equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with telephone and other communications equipment and systems of a telephone or other communications service provider, which equipment and systems of the service provider are located or are to be located in the Building pursuant to Landlord's standard form of license agreement.

     Landlord shall supply space in risers in the Building and space on the floor(s) of the Building in which the Premises are located, the location of which shall be designated by Landlord in its sole discretion, to telecommunication service providers who have entered into Landlord's standard form of license agreement for the purpose, without any cost or expense to Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communications services and systems (including data cable patch panels) to the Premises at a point designated by Landlord.

     Landlord shall have the right to assume control of cables and other telecommunications equipment in the Building and may designate them as part of the Common Areas.

7.05 LIENS

     Tenant shall pay before delinquency all costs for Tenant's Work which could result in any lien or encumbrance on the Land or Building, shall keep the title to the Land and the Building free and clear of any lien or encumbrance and shall indemnify and hold harmless Landlord from and against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising from the supply of material, services or labour for such work or otherwise. Tenant shall immediately notify Landlord of any such lien or encumbrance in respect of the Tenant's Work of which it has or reasonably should have knowledge, and shall cause the same to be removed or vacated within five (5) Business Days failing which Landlord may take such action as Landlord deems necessary, acting as would a reasonable and prudent landlord, to remove or vacate the same and Tenant shall pay to Landlord on demand the entire cost thereof plus an administration fee of fifteen percent (15%) of such cost.

7.06 SIGNS WITHIN THE PREMISES

     Any sign, lettering or design in the Premises that is visible from the exterior of the Premises shall be subject to approval by Landlord and shall conform to the uniform pattern of identification signs for tenants in the Building as prescribed by Landlord. Tenant shall not inscribe or affix any sign, lettering or design which is visible from the exterior of the Building.

7.07 REMOVAL OF LEASEHOLD IMPROVEMENTS - EXPIRATION OR TERMINATION OF TERM

     Subject as hereinafter provided, immediately prior to the expiration of the Term, or immediately following the termination thereof, Tenant shall remove all Leasehold Improvements, personal property and any signs, restore the Premises to the then current base building standard of the Building and repair any damage to the Building or the Premises occasioned by such installation, removal and restoration. Such removal shall be carried out in accordance with Section 7.03, it being agreed and understood in this regard, however, that the fee to be paid by Tenant to Landlord for Landlord's supervision of such work shall be ten percent (10%) of the total cost of such Tenant's Work. Landlord may by notice to Tenant given prior to the expiration of the Term stipulate which Leasehold Improvements are not to be removed. Upon reasonable prior notice from Tenant to Landlord, Landlord agrees to give such notice (stipulating which leasehold improvements are not to be removed) thirty (30) days prior to the expiration of the Term. Upon the expiration or earlier termination of the Term, all personal property of Tenant remaining in the Premises shall at the option of Landlord become its property, and may be appropriated, sold, removed, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account to Tenant, and Tenant shall pay to Landlord on demand all costs reasonably incurred by Landlord in connection therewith, plus an administration fee of ten percent (10%) of the costs.

ARTICLE 8.00 TAXES

8.01 LANDLORD'S TAXES

     Landlord shall pay before delinquency (subject to Tenant's obligation to pay Operating Costs and Taxes under Article 4.02) every real estate tax, assessment, licence fee and other charge, excepting Tenant's taxes under
     Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of the Land or the Building.

8.02 TENANT'S TAXES

     Tenant shall pay to the appropriate authority before delinquency every tax, assessment, licence fee, excise and other charge, however described, other than any tax assessed against Tenant pursuant to the Income Tax Act, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of:

     (a) operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant; and

     (b) Leasehold Improvements and all property in the Premises that is not owned by Landlord,

     provided that if Landlord so elects by notice to Tenant, Tenant shall pay to Landlord any amounts payable under this Article 8.02 in monthly installments and Landlord shall remit such amounts to the appropriate authorities. Notwithstanding the foregoing, Landlord agrees not to exercise such election so long as Tenant punctually pays the Rent as and when required under this Lease.

8.03 RIGHT TO CONTEST

     Tenant shall not contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable under Article 8.01. Tenant shall have the right to contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable under Article 8.02, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord's interest in the Premises or result in any increase in taxes paid by other tenants in the Building or taxes under Article 8.01 and that upon the final determination of any contest by Tenant, Tenant shall promptly pay the amount found to be due, together with any costs, penalties and interest. Tenant shall indemnify Landlord for any costs, expenses, liabilities or damages, including without limitation increases in taxes which are or may be suffered by Landlord directly or indirectly as a result of such contest.

ARTICLE 9.00 INSURANCE

9.01 LANDLORD'S INSURANCE

     Landlord shall maintain (Landlord's cost of compliance with this Article
     9.01 being included in Operating Costs) liability insurance in an amount not less than $5,000,000.00 per occurrence, all risk property insurance on a replacement cost basis, rental income insurance, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building as determined by Landlord with coverage and in amounts that are comparable to coverages typically maintained by the owners of similar buildings in the vicinity of the Building.

9.02 TENANT'S INSURANCE

     Tenant shall maintain:

     (a) all risk property insurance in amounts sufficient to fully cover, on a replacement cost basis without deduction for depreciation, all Leasehold Improvements and all property, including without limitation Tenant's inventory, furniture and movable equipment, in the Premises which is not owned by Landlord;

     (b) if applicable, boiler and machinery insurance on a replacement cost basis to cover Leasehold Improvements and all property in the Premises that is not owned by Landlord;

     (c) liability insurance on an occurrence basis, against claims for bodily injury, personal injury and property damage in or about the Premises, contractual liability, tenant's legal liability, non-owned automobile liability, and owner's and contractors protective liability, in an amount not less than $5,000,000.00 in respect of each occurrence;

     (d)  business interruption insurance; and

     (e) any other form of insurance, with terms and in a form, with such amounts and against such risks, as Landlord may in its discretion require, acting as would a reasonable and prudent landlord.

     Policies for such insurance shall (i) be with an insurer with a minimum AM Best rating of A-, or in the absence of an AM Best rating, an A rating from Standard & Poors, (ii) require at least thirty (30) days' written notice to Landlord of termination and, if available on commercially reasonable terms, at least thirty (30) day's written notice to Landlord of any material alteration to the insurance required under this section 9.02 during the Term, (iii) waive any right of subrogation against Landlord and those for whom Landlord is at law responsible, (iv) contain a provision that Tenant's insurance is primary, (v) not call into contribution any other insurance available to Landlord, (vi) contain a severability of interests clause and a cross-liability clause, where applicable, and (vii) add Landlord and its mortgagees as additional insureds. If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord evidence satisfactory to Landlord that all premiums thereon have been paid and certificates of insurance confirming the above. If Tenant's policy does not require Tenant's insurer to give Landlord at least thirty (30) days written notice of any material alteration to the insurance required under this section 9.02, Tenant hereby covenants to give Landlord such notice.

9.03 TENANT'S FAILURE TO INSURE

     Should Tenant fail to maintain the insurance required in Article 9.02, in addition to its rights under Article 19.03, Landlord may elect to obtain the required insurance. Tenant shall upon demand pay to Landlord, as Rent, Landlord's cost of obtaining such insurance.

ARTICLE 10.00 INJURY TO PERSON OR PROPERTY

10.01 INDEMNITY BY TENANT

(a) Tenant indemnifies and holds harmless Landlord, its directors, officers, shareholders, employees and agents from any and all claims, demands, and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for Landlord and its employees) arising out of the Tenant's use of or operations in the Premises, including the Land and Building, except where the damage or injury arises out of the negligence of Landlord, its directors, officers, employees and agents and those for whom in law it is responsible or any other tenant in the Building.

(b) Tenant hereby releases Landlord and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Tenant and its employees, or as a result of damages or losses including economic losses relating to damage to the Building or loss of access to the Premises, and whether or not such loss or claim may have arisen out of the negligence of Landlord or those for whom Landlord is in law responsible; and Tenant agrees to indemnify and hold harmless Landlord and its directors, officers, shareholders, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, including all resulting consequential and indirect losses and excluding such claims or losses relating to any loss, cost, damage, expense, suit, action, or demand of or by third parties except where such losses relate to suits, actions or claims of third party clients or customers of Tenant.

10.02 INDEMNITY BY LANDLORD

     (a) Landlord indemnifies and holds harmless Tenant, its directors, officers, shareholders, employees, and agents from any and all claims, demands and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for the Tenant and its employees) arising out of the Landlord's operations in the Land and Building, except where the damage or injury arises out of the negligence of Tenant, its directors, officers, employees and those for whom in law it is responsible or any other tenant in the Building.

     (b) Landlord hereby releases Tenant and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Landlord and its employees and whether or not such loss or claim may have arisen out of the negligence of Tenant or those for whom Tenant is in law responsible; and Landlord agrees to indemnify and hold harmless Tenant and its directors, officers, shareholders, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, including all resulting consequential and indirect losses of Landlord, and excluding such claims or losses relating to any loss, cost, damage, expense, suit, action, or demand of or by third parties.

10.03 EXTENDED MEANING

     Any and all release and indemnity clauses which are included in the Lease for the benefit of Landlord are intended also to benefit the mortgagees and property managers and asset managers of Landlord and the officers, directors, shareholders, employees, and agents of each one of them, and, for the purposes of such clauses, Landlord is hereby acting as agent or trustee on behalf of and for the benefit of the persons or entities mentioned above.

ARTICLE 11.00 ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

11.01 TRANSFER

     "Transfer" means all or any of the following, whether by conveyance, written agreement or otherwise, and whether or not by operation of law: an assignment of this Lease by Tenant or any interest in this Lease, in whole or in part, any mortgage, charge, debenture (floating or otherwise), or encumbrance of this Lease or Tenant's interest in this Lease, in whole or in part, a sublease, or sharing or parting with possession of all or any part of the Premises, a change in a partnership if the change results in a change in the' effective control of Tenant and, a transfer or other dealing in respect of all or part of the corporate shares of Tenant or an affiliate of Tenant that results in a change in the effective voting control of Tenant. "Transferor" and "Transferee" have meanings corresponding to this definition of "Transfer" and in the case of a Transfer involving corporate shares, or partnership interests, the "Transferor". is the person or entity with effective control, or voting control before the Transfer and the Transferee is the person or entity with effective control, or voting control after the Transfer.

     "Special Transfer" means a Transfer to a single Transferee, which single Transferee may include more than one entity (as for example, in the case of a joint venture), of all or substantially all of Corel Corporation's assets, or of all or substantially all of Corel Corporation's share capital, and "Special Transferee" shall have a meaning corresponding to this definition of "Special Transferee".

11.02 LANDLORD'S CONSENT

     Tenant will not effect or attempt to effect a Transfer without the prior written consent of Landlord which shall not be unreasonably withheld or delayed unless Landlord elects to terminate the Lease pursuant to Article
     11.04. Landlord shall be deemed to be acting reasonably in withholding its consent if:

     (a) the Transfer would violate any covenant or restriction given to any other tenant of the Building;

     (b) in Landlord's opinion, acting as would a reasonable and prudent landlord:

          (i) either the financial background or the business history and capability of the proposed Transferee is not satisfactory;

          (ii) the nature or character of the proposed business of the proposed Transferee is such that it may be reasonably anticipated to harm Landlord's business or reputation or reflect unfavourably on the Building, Landlord, or other tenants of the Building, or the image of any of them, or is unethical, immoral or illegal;

     (c) the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws;

     (d) Landlord at the time has, or will have in the next ensuing three (3) month period, other premises in the Building suitable for leasing to the proposed Transferee;

     (e)  Intentionally Deleted.

     (f) the proposed Transfer is in favour of any existing tenant or occupant of the Building or of any other building owned or operated by Landlord or any of its affiliates within the city in which the Building is situated;

     (g) the amount of rent to be paid by the proposed Transferee is less than that provided for in this Lease or the terms of the proposed Transfer are otherwise in any respect more favourable to the proposed Transferee than those of this Lease are to Tenant;

     (h) the proposed Transfer is a mortgage, charge or other encumbrance of Tenant's rights or interest under this Lease;

     (i) an Event of Default on the part of Tenant hereunder has occurred and is continuing;

     (j) the proposed Transfer is a sublease by an existing sublessee of the Premises or any part thereof;

     (k) Landlord does not receive sufficient information to enable it to make a determination concerning the matters set out above; or

     (1) there is any other reasonable ground not stated above for withholding consent.

11.03 PUBLIC CORPORATIONS

     A Transfer that occurs as the result of a change in control of a Tenant will not require the consent of Landlord if the shares are listed and traded on any recognized stock exchange in Canada or the United States.

11.04 LANDLORD'S TERMINATION RIGHT

     If Tenant requests Landlord's consent to a Transfer it will provide full particulars concerning the Transfer including without limitation, copies of any written offer, agreement or draft agreement pertaining to the Transfer, payments and any other consideration to be made or provided by the proposed Transferee in consideration for the Transfer, and any other information concerning the proposed Transfer or the financial and business history of the proposed Transferee that Landlord may require. Landlord will within fifteen (15) days (or, in the case of a Special Transfer, within five (5) Business Days) after its receipt of the request for consent and all such information, notify Tenant that either (i) it consents to the Transfer, or
     (ii) unless the proposed Transfer is a Special Transfer, it elects to cancel this Lease as to the whole or part of the Premises affected by the proposed Transfer, or (iii) it does not consent to the Transfer. If Landlord elects to terminate this Lease, Tenant may, by notice to Landlord given within seven (7) days after receipt of Landlord's notice, withdraw its request for Landlord's consent. In that case, Landlord's election to terminate this Lease will be void. If Tenant fails to withdraw its request for Landlord's consent, Tenant will deliver, in accordance with the provisions of this Lease, vacant possession of the whole or the part, as the case may be, of the Premises affected by the termination on the date specified in Landlord's notice, which date will not be less than thirty
     (30) days nor more than one hundred and twenty (120) days after the date the notice is given or at the Landlord's option on the date the proposed Transfer is to take effect. If Tenant is required to deliver possession of a part only of the Premises, Tenant will pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services, plus a sum equal to ten percent (10%) of the costs as an administration fee. For the purpose of clarity, the parties acknowledge and agree that Landlord will not have the right cancel this Lease with respect to a Special Transfer. Further, if Landlord fails to notify Tenant that it consents or does not consent to Tenant's request for a Special Transfer within such five (5) Business Day period, Landlord will be deemed to have denied its consent.

11.05 ACCEPTANCE OF RENT

     After a Transfer, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent payable hereunder but no acceptance by Landlord of any payments by a Transferee constitutes a waiver of the requirement for Landlord's consent to the Transfer or an acceptance of the Transferee nor will it release Tenant from its covenants and obligations under this Lease. Any documents evidencing a Transfer may, at Landlord's option, be prepared by Landlord or its solicitors.

11.06 CONDITIONS OF CONSENT

     Any consent by Landlord to a Transfer will be subject to the following conditions:

     (a) Tenant will pay to Landlord fifty percent (50%) of any money or other consideration (including without limitation, any amount payable by the Transferee to Tenant in excess of the Annual Rent payable by Tenant under Article 4.01) from time to time paid by any Transferee to Tenant in connection with the Transfer;

     (b) if Landlord requires, the Transferee shall execute an agreement directly with Landlord agreeing to be bound by this Lease, and in the case of a sublease the Transferee shall waive any right to obtain relief from forfeiture, to obtain a direct lease from Landlord or to become the tenant of Landlord notwithstanding any statute or law that would otherwise give those rights to sub-tenants;

     (c) Tenant and each Transferee will be bound by this Lease and any renewal or extension of the Term regardless of whether or when any renewal or extension of the Term of this Lease is made, whether agreed to by Tenant or a Transferee, and regardless of any surrender and new lease that is deemed at law to occur as the result of any renewal or extension of this Lease; it being agreed and understood that Corel Corporation's obligations and liability in this regard shall be limited to the options to extend described in sections 21.04, 21.05 and 21.06 of this Lease, and any other renewals or extensions specifically agreed to in writing by Corel Corporation. The liability of Tenant and each Transferee will continue as though Tenant and each subsequent Transferee had signed each renewal or extension of this Lease. Tenant and each Transferee will also be bound by any amendment of this Lease, regardless of whether or when made, whether agreed to by Tenant or a Transferee, and regardless of any surrender and new lease that is deemed at law to occur as a result of any amendment, in each case, provided such amendment does not increase Tenant's and Transferee's obligations under this Lease. The liability of Tenant and each Transferee will continue as though Tenant and each subsequent Transferee had signed each such amendment of this Lease;

     (d) Tenant shall pay all legal costs reasonably incurred by Landlord in connection with documents relating to a Transfer or Landlord's consent together with Landlord's reasonable administrative charge for considering a request to consent and, as a condition of considering a request for consent, Landlord may require payment of a reasonable deposit of at least five hundred dollars ($500.00) on account of its costs;

     (e) if this Lease is disaffirmed, disclaimed, terminated, repudiated, or surrendered (each of these transactions being referred to as an "Early Termination") by any trustee in bankruptcy of a Transferee, by any court appointed officer, or by a Transferee in connection with any insolvency proceedings, Tenant and any Transferee (except the bankrupt or insolvent Transferee) will be considered, on notice from Landlord given within thirty (30) days after the Early Termination, to have entered into a lease with Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination; and

     (f) no consent to a Transfer will be considered as a waiver of the requirement for Landlord's consent in respect of a subsequent Transfer.

ARTICLE 12.00 SURRENDER

12.01 POSSESSION

     Upon the expiration or other termination of the Term, Tenant shall immediately quit and surrender vacant possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear, damage covered by Landlord's insurance under Article 9.01 and the obligation of Tenant to remove Leasehold Improvements and repair damage to the Premises in accordance with Article 7.07. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02 MERGER

     The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work as a merger, and shall at Landlord's option either terminate any and all subleases or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord's option hereunder shall be exercised by notice to Tenant and all known subtenants in the Premises or any part thereof. If this Lease is surrendered by operation of law or otherwise, Tenant will indemnify Landlord against all claims by subtenants or others claiming by or through Tenant in respect of any interest in this Lease.

12.03 PAYMENTS AFTER TERMINATION

     No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than payment in full of arrears of Rent and any accelerated Rent before termination of the Term, when a notice of default has been given) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the giving of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent and other amounts payable by Tenant under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

12.04 SURVIVAL OF OBLIGATIONS

     If Tenant has failed to perform any of its obligations under this Lease, such obligations and the rights of Landlord in respect thereto shall survive the expiration or other termination of the Term.

ARTICLE 13.00 HOLDING OVER

13.01 MONTH-TO-MONTH TENANCY

     If without Landlord's written consent Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall occupy the Premises, as a month-to-month tenant at a monthly rental equal to twice the Rent determined in accordance with Article 4.00 or such other rental and on such other terms as may be stated in such consent, and such tenancy may be terminated by Landlord at any time upon notice of termination to Tenant.

     If with Landlord's written consent, which consent Landlord may withhold in its sole discretion, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall occupy the Premises, as a month-to-month tenant at a monthly rental equal to 105% of the Rent determined in accordance with Article 4.00, and such tenancy may be terminated by Landlord at any time upon notice of termination to Tenant.

13.02 GENERAL

     Any overholding by Tenant shall be subject to all other terms and conditions of this Lease except any right of renewal, any exclusive use or other restriction, any option to lease, any right of first refusal and any other preemptive or collateral right, and nothing contained in mis Article
     13.00 shall be construed to limit or impair any of Landlord's rights of re-entry or eviction or other rights and remedies or constitute a waiver thereof.

ARTICLE 14.00 RULES AND REGULATIONS

14.01 PURPOSE

     The Rules and Regulations are for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02 OBSERVANCE

     Tenant shall at all times comply with, and shall cause its employees, agents, licensees and invitees to comply with, the Rules and Regulations.

14.03 MODIFICATION

     Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification shall be (i) not inconsistent with any other provision of this Lease; (ii) reasonable and have general application to substantially all tenants in the Building; and (iii) effective only upon delivery of a copy thereof to Tenant at the Premises.

14.04 NON-COMPLIANCE

     Landlord shall use its reasonable efforts to secure compliance by all tenants of the Building and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations.

ARTICLE 15.00 EXPROPRIATION

15.01 EXPROPRIATION

     Landlord and Tenant will co-operate with each other regarding any expropriation of the Premises or the Building or any part of them so that each receives the maximum award to which it is entitled at law. To the extent any part of the Building or the Land other than the Premises is expropriated, the full proceeds accruing or awarded as a result thereof belong to Landlord and Tenant will abandon or assign to Landlord any rights that Tenant may have or acquire by operation of law to those proceeds or awards and will execute any documents that Landlord requires to give effect thereto.

ARTICLE 16.00 DAMAGE BY FIRE OR OTHER CASUALTY

16.01 LIMITED DAMAGE TO PREMISES

     If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall, to the extent of insurance proceeds which it receives and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord.

16.02 MAJOR DAMAGE TO Premises

     If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then Landlord may elect to terminate this Lease as of the date of such casualty by notice delivered to Tenant not more than ten (10) days after receipt of the Architect's opinion.

     During the last eighteen (18) months of the Term for Premises A, if all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime OR other premium), then either or both Tenant and Landlord may elect to terminate this Lease as of the date of such casualty by notice delivered to the other not more than ten (10) days after receipt of the Architect's opinion.

     If neither party exercises its election to terminate this Lease as aforesaid, Landlord shall, to the extent of insurance proceeds which it receives and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord. In executing repairs under this Article 16.00, Landlord may use new plans and specifications.

16.03 ABATEMENT

     If Landlord is required to repair damage to the Premises under Articles
     16.01 or 16.02, the Annual Rent payable by Tenant shall be proportionately reduced to the extent that the Premises are rendered unusable by Tenant in its business, from the date of the casualty until completion by Landlord of the repairs to the Premises or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

16.04 MAJOR DAMAGE TO BUILDING

     If the Building or its systems are damaged to such an extent that its operation is affected, or if twenty five percent (25%) or more of the Square Feet in the Building are damaged or destroyed, Landlord may elect to terminate this Lease as of the date of such damage (or on the date of notice if the Premises are unaffected by such casualty) by notice given to Tenant not more than sixty (60) days after the date of such casualty.

16.05 LIMITATION ON LANDLORD'S LIABILITY

     Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated if the damage is caused by any act or omission of Tenant, its agents, servants, employees or anyone for whom Tenant is responsible at law, or any other person entering upon the Premises under express or implied invitation of Tenant.

ARTICLE 17.00 TRANSFERS BY LANDLORD

17.01 SALE, CONVEYANCE AND ASSIGNMENT

     Nothing in this Lease shall restrict the right of Landlord to sell the Building or transfer, assign or otherwise deal with its title thereto or any interest therein, subject to the rights of Tenant under this Lease.

17.02 EFFECT OF SALE, CONVEYANCE OR ASSIGNMENT

     A sale, transfer or assignment of the Building or the title thereto or any interest therein shall operate to release Landlord from liability under this Lease, from and after the effective date thereof except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord's successor in interest. The obligations of Tenant under this Lease shall not be affected by any such sale, transfer or assignment, and Tenant shall attorn to Landlord's successor in interest.

17.03 SUBORDINATION

     At the option of any mortgagee, chargee or other encumbrancer of the Lands ("Mortgagee"), or Landlord, this Lease shall be prior to, or shall be subject and subordinate in all respects to, any and all mortgages and deeds of trust now or hereafter placed on the Building or the Land. Tenant, on request by Landlord or Mortgagee and without cost to Landlord or Mortgagee, shall execute and deliver any and all instruments further evidencing such priority or subordination. If Tenant fails to execute and deliver the required instrument or instruments to further evidence such priority or subordination, Tenant hereby irrevocably constitutes and appoints Landlord the true and lawful attorney of Tenant to execute any and all instruments necessary to do so.

17.04 ATTORNMENT

     Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called a "Purchaser") by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, or if any Mortgagee shall take possession of the Building or the Premises Tenant shall, at the option of Purchaser or Mortgagee, immediately attorn to Purchaser or Mortgagee. Landlord may require Tenant, at Landlord's cost, to enter into an agreement in the form required by any Purchaser or Mortgagee to attorn to Purchaser or Mortgagee in order to give effect to what is stated above. Tenant hereby irrevocably appoints Landlord the true and lawful attorney of Tenant to execute any and all instruments necessary to give effect to what is stated above.

17.05 EFFECT OF ATTORNMENT

     Upon attornment under Article 17.04 the obligations of Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease except that, after such attornment, Purchaser or Mortgagee shall not be:

     (a)  liable for any act or omission of Landlord;

     (b) subject to any offsets or defenses which Tenant might have against Landlord; or

     (c) bound by any prepayment by Tenant of more than one month's installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by Purchaser or Mortgagee or any predecessor in interest except Landlord.

ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION

18.01 NOTICES

     Any notice from one party to the other hereunder shall be in writing and shall be deemed duly given if delivered, if mailed by registered or certified mail or if sent by facsimile to Tenant at the Premises (whether or not Tenant has departed from, vacated or abandoned the same); or to Landlord, as the case may be, at the property management office for the Building, as designated from time to time, and addressed to the attention of the Property Manager. Any notice shall be deemed to have been given at the time of delivery or, if mailed, three (3) days after the date of mailing thereof or if made or given by facsimile, on the next business day following the transmittal thereof, as evidenced by confirmation of receipt. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed. No notice given by email or by other similar electronic means will be considered to have been given in writing.

18.02 ACKNOWLEDGEMENTS

     Tenant shall at any time and from time to time upon not less than ten (10) days' prior notice from Landlord execute, acknowledge and deliver a written statement certifying:

     (a) that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein;

     (b) that Tenant is in possession of the Premises and paying Rent as provided in this Lease;

     (c)  the dates (if any) to which Rent is paid in advance;

     (d) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and

     (e) as to such other matters relating to Tenant, this Lease or the Premises, as any building purchaser or mortgage lender, actual or prospective, may reasonably request.

     Any such statement may be addressed to and relied upon by any such purchaser or lender. If Tenant fails to deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance.

18.03 AUTHORITIES OF ACTION

     Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated in writing by Landlord to Tenant. Tenant acknowledges that if this Lease has been executed for and on behalf of, in the name of and with the authority of Landlord by the property manager then the covenants and agreements of Landlord are obligations of Landlord and its successors and assigns only and are not obligations personal to or enforceable against the property manager in its own right.

ARTICLE 19.00 DEFAULT

19.01 INTEREST AND COSTS

     Tenant shall pay to Landlord upon Landlord's written demand interest at a rate equal to the lesser of Prime plus five percent (5%) per annum and the maximum rate permitted by applicable law, on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees and disbursements on a solicitor and his client basis) reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant in accordance with Article 19.03 or upon expiration or other termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained. On each occurrence of default in the payment of Rent, Tenant shall pay to Landlord on demand in addition to the aforesaid interest a two hundred dollar ($200) administration fee.

19.02 RIGHT OF LANDLORD TO PERFORM COVENANTS

     All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant without any abatement of Rent, except as otherwise provided in Article 16.00 of this Lease. If Tenant fails to perform any act on its part to be performed hereunder, and such failure continues for ten (10) days after notice thereof from Landlord, Landlord may (but shall not be obligated so to do) perform such act without releasing Tenant from any of its obligations relative thereto. All sums paid or costs reasonably incurred by Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in Article 19.01 and an administration fee of fifteen percent (15%) of all such costs, from the date each such payment was made or each such cost was incurred by Landlord, shall be payable by Tenant to Landlord on demand.

19.03 EVENTS OF DEFAULT

     If and whenever:

     (a) the Rent hereby reserved is not paid in full when due, and such default continues for seven (7) days after the due date;

     (b) the Lease or any goods, chattels or equipment of Tenant is seized, taken or exigible in execution or in attachment or if a writ of execution or enforcement is issued against Tenant;

     (c) Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary dissolution, winding-up or liquidation proceedings or if a receiver is appointed for all or part of the business, property, affairs or revenues of Tenant, or if Tenant makes a proposal, arrangement or compromise with creditors;

     (d) Tenant makes a bulk sale of its goods, moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises;

     (e) Tenant fails to observe, perform and keep each of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than its covenant to pay Rent) and persists in such failure after ten (10) days' notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless Tenant commences rectification within the ten
          (10) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the breach); or

     (f) Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease,

     then and in any of such events (each or any, being herein called an "Event of Default"), the full amount of the current month's and the next ensuing three months' installments of Rent shall immediately become due and payable and Landlord may immediately distrain for the same, together with any arrears then unpaid and at the option of Landlord, Landlord may terminate this Lease by giving notice thereof, and Landlord may without notice or any form of legal process whatsoever forthwith re-enter the Premises, anything contained in any statute or at law to the contrary notwithstanding, and may expel all persons and remove all property from the Premises and such property may be removed and sold or disposed of by Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost of Tenant without Landlord being considered guilty of trespass or conversion or becoming liable for any loss or damage which may be occasioned thereby, provided, however, that such termination shall be wholly without prejudice to the right of Landlord to recover arrears of Rent and damages for any Event of Default by Tenant hereunder. Should Landlord at any time terminate this Lease by reason of any such Event of Default, then, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur as a result of such termination. If Landlord re-enters and terminates this Lease and Tenant fails to remove its property within ten (10) days after notice requiring it to do so is given, Tenant will be deemed to have abandoned its property and Landlord will be entitled to retain it or dispose of it for Landlord's benefit. Tenant expressly waives the provisions of Section 19(2) of the Commercial Tenancies Act (Ontario) and any successor or replacement legislation or any similar legislation of the province in which the Building is situated.

19.04 WAIVER OF EXEMPTION AND REDEMPTION

     Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant's goods, chattels or trade fixtures on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or on distress being made by Landlord this agreement may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any such statute, Tenant hereby waiving all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Tenant hereby also expressly waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause. In exercising its right to distrain, Landlord, in addition to the rights reserved to it, shall have the right:

     (a) to enter the Premises by force or otherwise without being liable for any prosecution therefor;

     (b) to change the locks on the Premises without re-entering the Premises or terminating this Lease in order to prevent the removal of the property to be distrained; and

     (c)  to levy distress after sunset and before sunrise.

19.05 PAYMENTS

     Notwithstanding any termination of this Lease, Landlord shall be entitled to receive Rent and all Rental Taxes up to the time of termination plus accelerated Rent as herein provided and damages including but not limited to (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) all costs reasonably incurred in reclaiming, repairing and re-leasing the Premises; and (iii) all legal fees and disbursements reasonably incurred in connection therewith, on a solicitor and his client basis.

19.06 REMEDIES CUMULATIVE

     No reference to or exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

19.07 COLLATERAL RIGHTS

     Tenant acknowledges that any right of first refusal, option to lease, right of first offer or other right to lease, and any exclusive use restriction or similar restriction granted to it under this Lease is collateral in nature and not fundamental to this Lease. The remedies of Tenant in connection with any breach of such rights are limited to an action in damages and will not entitle Tenant to treat any breach of such rights as a repudiation or fundamental breach of this Lease by Landlord.

ARTICLE 20.00 MISCELLANEOUS

20.01 RELATIONSHIP OF PARTIES

     Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in any business, or a joint venturer or a member of a joint or common enterprise with Tenant.

20.02 CONSENT NOT UNREASONABLY WITHHELD

     Except as otherwise specifically herein provided, whenever the consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. Tenant's sole remedy if Landlord unreasonably withholds or delays its consent or approval if it is not entitled hereunder to do so shall be an action for specific performance, and Landlord shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefor.

20.03 NAME OF BUILDING

     Landlord shall have the right, from time to time, to change the name, number or other designation of the Building.

20.04 APPLICABLE LAW AND CONSTRUCTION

     This Lease shall be governed by and construed under the laws of Ontario, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one person as tenant, Tenant's obligations hereunder shall be joint and several obligations. Time is of the essence of this Lease. The captions of the Articles are included for convenience only and shall have no effect upon the construction or interpretation of this Lease.

20.05 ENTIRE AGREEMENT

     Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease save and except an indemnity agreement given by Corel Corporation, as indemnitor, to Oxford Properties Group Inc., Churchill Office Park Ltd. and OPGI Management Limited Partnership, with respect to an action commenced by David Lang Real Estate Ltd. in the Ontario Superior Court of Justice by statement of claim no. 04-CV-026325 issued in Ottawa on January 7, 2004 (herein called the "Indemnity Agreement").

20.06 CROSS-DEFAULT

     A default by Tenant under the Indemnity Agreement shall constitute a default under this Lease, and Landlord shall be entitled to all remedies in respect thereof to which Landlord would be entitled pursuant to this Lease, mutatis mutandis.

20.07 REGISTRATION

     Neither the Tenant nor anyone on the Tenant's behalf or claiming under the Tenant (including any Transferee) shall register this Lease or any Transfer against the Lands. The Tenant may register a notice or caveat of this Lease provided that: (a) a copy of the Lease is not attached; (b) no financial terms are disclosed; (c) the Landlord gives its prior written approval to the notice or caveat; and (d) the Tenant pays the Landlord's reasonable costs on account of the matter. The Landlord may limit such registration to one or more parts of the Lands. Upon the expiration or other termination of the Term the Tenant shall immediately discharge or otherwise vacate any such notice or caveat. If any part of the Lands which in the opinion of the Landlord are surplus is transferred, the Tenant shall forthwith at the request of the Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right-of-way or similar right, the Tenant shall immediately at the request of the Landlord postpone its registered interest to such easement, right-of-way or similar right.

20.08 AMENDMENT OR MODIFICATION

     No amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

20.09 CONSTRUED COVENANTS AND SEVERABILITY

     All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

20.10 PLANNING ACT

     It is an express condition of this Lease that the provisions of the Planning Act (Ontario) and amendments thereto be complied with, if necessary or any successor replacement legislation or any similar legislation of the Province in which the Building is situated.

20.11 NO IMPLIED SURRENDER OR WAIVER

     No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord's waiver of a breach shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord's receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach. Landlord's failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations shall not be deemed a waiver thereof. Nothing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys by Tenant to any of Landlord's agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy available to Landlord.

20.12 APPLICATION OF PAYMENTS

     Regardless of any instruction from Tenant, or any written direction or any endorsement on any cheque, transmittal letter or any other form of communication purporting to direct otherwise, Landlord may apply any payment which it receives from Tenant against any amount owed to it by Tenant and if Landlord does not notify Tenant otherwise, each payment will be considered to be a payment on account of the Rent or Rental Taxes that have been unpaid the longest.

20.13 SUCCESSORS BOUND

     Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto as limited by this Lease.

20.14 LIABILITY OF LANDLORD

     In addition to the limitation on liability in Articles 16.05, 17.02 and elsewhere in this Lease, the liability of Landlord hereunder shall be limited to its interest in the Building from time to time. If there is more than one person constituting Landlord, the liability of each said person hereunder shall be several and be limited to its percentage interest in the Building.

20.15 FORCE MAJEURE

     Notwithstanding any other provision of this Lease, if Landlord or Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike, labour trouble, inability to obtain materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse Tenant from payment of Rent or Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Lease.

IN WITNESS OF THIS LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

                                        LANDLORD:
                                        CHURCHILL OFFICE PARK LTD.


                                        PER: /s/ GARY MARTIN
                                             -----------------------------------
                                        Name: GARY MARTIN
                                        Title: VICE PRESIDENT


                                        PER: /s/ NANCY L. BRENEVOST
                                             -----------------------------------
                                        Name: NANCY L. BRENEVOST
                                        Title: VICE PRESIDENT, LEGAL & ASSISTANT
                                               SECRETARY

                                        I/We have the authority to bind the
                                        Corporation.

                                        TENANT:
                                        COREL CORPORATION


                                        PER: /s/ RANDY EISENBACH
                                             -----------------------------------
                                        NAME: RANDY EISENBACH
                                        TITLE: Chief Operating Officer


                                        Per: /s/ DOUGLAS R. MACOLLAM
                                             -----------------------------------
                                        Name: DOUGLAS R. MACOLLAM
                                        Title: Chief Finance Officer

                                        I/We have the authority to bind the
                                        Corporation.

                                  SCHEDULE A-1

                                Corel Corporation
                      1600 Carling Avenue, Ottawa, Ontario
                              Suite No.: 100 & 200
                                   Premises A
                       Square Feet in the Premises: 33,022

                                FIRST FLOOR PLAN

                                SECOND FLOOR PLAN

                                  SCHEDULE A-2

                                Corel Corporation

                      1600 Carling Avenue, Ottawa, Ontario
                              Suite No.: 220 & 300
                                   Premises B
                       Square Feet in the Premises: 39,155

                                SECOND FLOOR PLAN

                                THIRD FLOOR PLAN

                                   SCHEDULE B

                              CHURCHILL OFFICE PARK

SECTION 1.00 WORDS AND PHRASES

1.01 DEFINITIONS

     In this Lease, including this Schedule:

     (a) "Architect" means such firm of professional architects or engineers that Landlord may from time to time engage for the preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects of it, and includes any consultant or consultants that Landlord, or the firm of professional architects or engineers Landlord engages, appoints, as long as the consultant or consultants act within the scope of their appointment and speciality.

     (b) "Building" means those developments and improvements from time to time constructed on the Land and is the Building in which the Premises are located, and includes all portions of the development and improvements above or below grade.

     (c) "Capital Tax" means the amount determined by multiplying each of the "Applicable Rates" by the Capital and totalling the products. "Capital" is the amount of capital which Landlord determines, without duplication, is invested from time to time by Landlord, the owner(s) of the Building and the Land, any company related to Landlord or the owners(s) within the meaning of the Income Tax Act (Canada), or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Building and the Land. Capital will not be increased by any financing or re-financing except to the extent that the proceeds are invested in doing all or any of the foregoing. "Applicable Rate" is the capital tax rate specified from time to time under any law which imposes a tax in respect of the capital of corporations and for greater certainty includes Large Corporations Tax levied under the Income Tax Act (Canada) as amended from time to time. Each Applicable Rate will be considered to be the rate that would apply if each of Landlord, the owners of the Building and the Land and the related companies referred to above were taxable corporations that employed no capital outside the Province in which the Land is located.

     (d) "Common Areas" means at any time the total of those portions of the Land and Building designated by Landlord from time to time or not leased or designated for lease to tenants that Landlord provides for use in common by Landlord, Tenant, other tenants of the Building or their sublessees, agents, employees, customers, invitees or licensees, whether or not those areas are open to the general public or to all tenants of the Building, and includes, without limitation, the Delivery Facilities, the main entrance lobbies, passenger elevators, fire service and access corridors which are not exclusive to any tenant of the Building, the Parking Facilities, public washrooms and fixtures, chattels, systems, decor, signs, facilities or landscaping contained, maintained or used in connection with those areas, and are deemed to include city sidewalks abutting the Land and any pedestrian walkway system (either at, above or below grade), park or other facility open to the general public for which Landlord directly or indirectly is subject to obligations in its capacity as owner of the Land or Building, or both.

     (e) "Delivery Facilities" means at any time those portions, if any, of the Common Areas in the Building or on the Land on or below grade designated by Landlord from time to time as facilities to be used for the purposes of loading, unloading, delivering, dispatching and holding of letters, packages, merchandise, goods and materials of any kind entering or leaving the Building and giving vehicular access to such portions of the Building, (if any).

     (f)  "Land" means those lands legally described as:

          In the City of Ottawa and being:

          FIRSTLY:

          Part of Lots 98, 99 and 100 and all of Lots 101, 102 and 103, the North Half of Lot 109 and all of Lots 110 to 116 (both inclusive), Plan 367 and the lane lying adjacent to Lots 100 to 120 (both inclusive), on Plan 367 and part of Lot Letter I, Concession A, R.F. (formerly Township of Nepean), designated as Parts 1, 2, 3, 4 and 5 on Plan 5R-8051.

          SECONDLY:

          Lots 104 to 108 (both inclusive) and the South Half of Lot 109 on Plan 367, City of Ottawa.

          THIRDLY:

          Lots 117, 118 and 119 on Plan 367, City of Ottawa, save and except those lands described in instrument number 377194.

          FOURTHLY:

          Part of the lande on Plan 367j, City of Ottawa, lying adjacent to Lots 119 to 123 (both inclusive), designated as Part 1 on Plan 5R-8586.

          FIFTHLY:

          Part of Lots 120 to 123 (both inclusive) on Plan 367 and all that part of Lot Letter I, Concession A (R.F.) (formerly Township of Nepean), now in the City of Ottawa, designated as Part 2 on Plan 5R-9403.

     (g) "Normal Business Hours" means, except as otherwise designated by Landlord from time to time, from 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding days that are legal or statutory holidays in the municipality in which the Building is located.

     (h) "Parking Facilities" means those portions, (if any), of the Common Areas on or below street level designated by Landlord from time to time for vehicular parking.

SECTION 2.00 DETERMINATION OF OPERATING COSTS AND TAXES

2.01 DEFINITIONS

     In this Lease:

     (a) "Square Feet in the Building" means, as determined in accordance with the method of measurement set forth in Section 3.00, the aggregate of the gross leasable office areas of the Building calculated on a full floor tenancy basis in accordance with Section 3.01, and the retail areas calculated in accordance with Section 3.03. If, from time to time, there is a material change in the gross leasable space in the Building, (except as caused by a change in the ratio of single tenancy floors to multiple tenancy floors) "Square Feet in the Building" shall, from the effective date of the change until any further change, mean the number of square feet in the Building determined on completion of that change on the basis set out in Section 3.00.

     (b) "Taxes" means the aggregate of all taxes, rates, charges, levies and assessments payable by Landlord accruing in respect of the calendar year in which each Fiscal Year begins and imposed by any competent taxing or assessing authority upon or in respect of the Building, the Land and all improvements therein or thereon. In determining Taxes, any corporate, income, excess profits and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against Landlord shall be excluded, except to the extent that it is levied in lieu of taxes, rates, charges, levies or assessments in respect of the Land or improvements thereon. Taxes shall in all instances be calculated on the basis of the Building being assessed as fully constructed, leased and occupied and taxed at the applicable occupied tax rates.

     (c) "Tenant's Proportionate Share" means an amount determined by multiplying Operating Costs for the Fiscal Year by a fraction having as its numerator the Square Feet in the Premises and having as its denominator the Square Feet in the Building.

2.02 DETERMINATION OF OPERATING COSTS

     "Operating Costs" means the aggregate of all costs in a Fiscal Year, calculated as if the Building were one hundred percent (100%) occupied by tenants throughout such Fiscal Year, established in accordance with generally accepted accounting principles and this Lease, without duplication and confirmed in a certificate of Landlord signed by a responsible representative thereof (without personal liability) equal to the sum of all direct and indirect costs reasonably incurred or charged by or on behalf of Landlord, whether or not paid, on either an accrual or cash basis, or in part on both, as Landlord may determine on account of the ownership, administration, operation, management, supervision, maintenance, repair and replacement of the Building and for services provided generally to tenants thereof, including, without limitation:

     (a) amounts paid to, or reasonably attributable to the salaries, severance and other remuneration of, all personnel (whether on or off-site and whether employed by Landlord or a management company) involved in the administration, operation, management, maintenance, repair, replacement, security, supervision, landscaping or cleaning of the Building, including reasonable fringe benefits and other employment costs;

     (b) auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance and operation of the Building, including those incurred with respect to the preparation of the statements required under the provisions of the Lease and costs of minimizing, contesting, or appealing assessment of Taxes (whether or not successful);

     (c)  the costs of:

          (i) operating, cleaning, maintaining, and repairing (major, minor or otherwise) the Building, and the systems, facilities and equipment serving the Building and of all replacements and modifications to the Building, and the systems, facilities and equipment serving the Building, including without limitation those made by Landlord in order to comply with laws or regulations or required by Landlord's insurance carrier or resulting from normal wear and tear to the Building, and the systems, facilities and equipment serving the Building;

          (ii) providing, installing, modifying and upgrading energy conservation equipment and systems, life safety systems and telecommunication systems and equipment if any;

          (iii) making alterations, replacements or additions to the Building intended to reduce Operating Costs, improve the operation of the Building and the systems, facilities and equipment serving the Building, or maintain their operation; and

          (iv) replacing machinery or equipment which by its nature requires periodic replacement;

     all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with generally accepted accounting principles;

     (d) depreciation or amortization of the costs referred to in part (c) as determined in accordance with generally accepted accounting principles, if such costs have not been charged fully in the Fiscal Year in which they are incurred;

     (e) interest on the undepreciated or unamortized balance of the costs referred to in part (d);

     (f) a management fee equal to the greater (in respect of each Fiscal Year) of four percent (4%) of the gross revenue received or receivable by Landlord in respect of the Building and the Land in such Fiscal Year (excluding revenues under this Section 2.02(f)) and fifteen percent (15%) of Operating Costs in such Fiscal Year (excluding costs under this Section 2.02(f), Taxes and interest), it being agreed and understood in this regard, however, that so long as the Building is managed by a third party manager, the amount to be included pursuant to this subsection 2.02(f) shall not exceed the actual amount payable by Landlord to such third party manager;

     (g)  Capital Taxes;

     (h)  Taxes (excluding the amounts payable by Tenant pursuant to Article
          2.08);

     (i) all insurance maintained by Landlord in respect of the Building and Land and its operation, including insurance for loss of Rent, and the amounts of losses incurred or claims paid below insurance deductible amounts; and

     (j) market rental on all areas utilized by the Landlord or its manager for the operation and management of the Building.

2.03 LIMITATION ON OPERATING COSTS

     In determining Operating Costs, the cost (if any) of the following shall be excluded, except as specifically provided in Section 2.02;

     (a) major repairs that are required as a result of structural failure due to defective design or construction, but maintenance, to the foundation, columns, structural elements of sub-floors, bearing walls and roof (including the roof membrane or weather covering) of the Building shall be included as part of Operating Costs;

     (b)  interest on, and the capital retirement of debt;

     (c) expenses relating to decorating or redecorating or renovating rentable space for tenants or occupants of the Building and costs relating to tenant inducements, allowances or similar expenses;

     (d) all leasing expenses, real estate brokers fees, leasing commissions, legal fees, advertising, and space planners fees;

     (e) changes made to accommodate specific requirements of specific tenants of the Building;

     (f) cleaning costs, garbage removal and other costs which are peculiar to the premises of the retail tenants of the Building;

     (g)  repairs or maintenance done for the direct account of other tenants;
          and

     (h) any increase in insurance premiums resulting from any special uses in the Building by other tenants.

2.04 ALLOCATION

     Where this Lease provides for the allocation, or the like, of costs or expenses or where an allocation of a part of some total or aggregate cost or expense is to be made to the Premises or to Tenant, any such allocation, or the like, is to be made by Landlord on a reasonable basis.

2.05 WHEN SERVICES ARE NOT PROVIDED

     Notwithstanding Section 2.02, when and if any service which is normally provided by Landlord to some tenants of the Building:

     (a) is not provided to Tenant under the specific terms of this Lease, in determining Operating Costs for the calculation of Tenant's Proportionate Share, Landlord shall exclude the costs of that service, except as any such costs relate to the Common Areas; or

     (b) is not provided by Landlord in a significant portion of the Building, in determining Tenant's Proportionate Share, Landlord shall divide the cost of that service by the difference between the Square Feet in the Building and the number of square feet in the Building to which Landlord does not provide the service, both calculated on the basis set out in Section 3.00.

2.06 SHARED FACILITIES, SERVICES AND UTILITIES

     If any facilities, services or utilities:

     (a) for the operation, administration, management, repair and maintenance of the Building are provided from another building or other buildings owned or operated by Landlord or its manager; or

     (b) for the operation, administration, management, repair and maintenance of another building or other buildings owned or operated by Landlord or its manager are provided from the Building;

     the net costs, charges and expenses therefor shall, for the purposes of
     Section 2.02, be allocated by Landlord, acting reasonably, between the Building and other building or buildings on a reasonable basis.

2.07 PARTIAL FISCAL YEAR

     If the Term commences after the beginning of a Fiscal Year or terminates before the end of it, any amount payable by Tenant to Landlord under
     Article 4.07 shall be adjusted proportionately and accordingly.

2.08 TAXES

     If any portion of the Taxes are levied separately against the Premises by any competent taxing authority resulting in an allocation of a portion of the Taxes to the Tenant, whether payable by the Tenant or the Landlord, then the Tenant shall promptly pay such portion of the Taxes as directed by the Landlord together with any amounts payable under Section 2.02(h).

     Notwithstanding the inclusion of certain Taxes in Operating Costs, if any of the Taxes are not levied separately against the Premises, then Landlord may in its sole and unfettered discretion, but acting as would a reasonable and prudent landlord, determine, allocate and adjust Taxes as among tenants and occupants of the Building. Nothing herein shall compel or require Landlord to adjust, continue to adjust or to make the same determination or allocation of Taxes from year to year or in any Fiscal Year.

SECTION 3.00 DETERMINATION OF SQUARE FEET IN PREMISES

3.01 OFFICE SPACE - SINGLE TENANCY FLOORS

     The number of square feet of office space in the Premises on a single-tenancy floor in the Building (if any) shall be calculated from dimensioned Architect's drawings to the inside face of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or to the inside finish of those walls where they contain no glass. It shall include all space within exterior building walls, except for stairs (other than stair and duct shafts exclusively serving a tenant occupying offices on more than one floor), elevator shafts, flues, pipe shafts, vertical ducts, and other vertical risers which penetrate the floor and their enclosing walls. No deduction shall be made for washrooms, janitor rooms, air-conditioning rooms, fan rooms, or for electrical and telephone rooms, including vertical risers in these rooms within and servicing only the floor or servicing a single tenant on more than one floor, or for any other rooms, corridors or areas available to Tenant, columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of heating, ventilating or cooling.

3.02 OFFICE SPACE - MULTIPLE TENANCY FLOORS

     The number of square feet of office space in the Premises on a multiple tenancy floor in the Building (if any), whether above or below grade, shall be calculated from dimensioned Architect's drawings to the inside face of permanent exterior building walls or to the inside face of the glass as described in Section 3.01 for a single tenancy floor, to the face of permanent interior walls and to the center line of demising partitions, and includes a portion of unallocated space on the same floor(s) as the Premises, as determined by Landlord, acting reasonably, from time to time. No deduction shall be made for any columns located wholly or partially within the rentable space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating or ventilating.

3.03 RETAIL SPACE

     The number of square feet of retail space in the Premises (if any), whether above or below grade, shall be calculated from dimensioned Architect's drawings to the inside face of permanent exterior building walls, to the face of permanent interior walls, to the center line of demising partitions, and to the center line of a pre-determined lease line (usually referred to as the storefront line) in the case of retail space facing onto either an interior public mall or corridor or onto a public street or lane. No deduction shall be made for vestibules inside the permanent exterior building walls or inside the pre-determined lease line, or for any columns located wholly or partially within the rentable space.

SECTION 4.00 LOADING AND DELIVERY

4.01 The delivering, dispatching, holding, loading and unloading of letters, correspondence, packages, merchandise, goods and materials of any kind to the Premises or from them shall be done only at those times, and in such manner and through those elevators, entrances and corridors as Landlord designates from time to time.

4.02 Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the Delivery Facilities, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch of any goods for or on behalf of Tenant, or for any claim of Tenant by reason of damage, loss, theft or acceptance, holding, handling, delivery or dispatch, or any error, negligence or delay therein.

4.03 Landlord may from time to time make and amend regulations for the orderly and efficient operation of the Delivery Facilities and may require the payment of reasonable charges for delivery services and demurrage provided by Landlord.

SECTION 5.00 ELECTRICITY AND SERVICES

5.01 Notwithstanding Article 6.02(c) of this Lease, Tenant shall be solely responsible for all direct and indirect costs relating to the provision of, or arising under the contract for the supply of, all electricity required in the Premises, whether or not separately metered. Tenant agrees that it shall not engage any person to provide utility services to the Premises. Electricity required for such heating, ventilation, and cooling of the Premises as are provided by Landlord under Article 6.02(a) of the Lease shall be assessed and paid as a part of Operating Costs.

5.02 If electricity is not separately metered to the Premises but is supplied to Tenant through a meter common to other tenants (or group of tenants) in the Building, then Landlord shall pay the cost of that electricity and (subject to Article 6.02 of this Lease), acting as would a reasonable and prudent landlord, apportion that cost among all tenants supplied through that common meter. Upon receipt of Landlord's statement of apportionment, Tenant shall reimburse Landlord for the amount for which Tenant is shown by the statement to be liable, provided that Landlord may elect at any time by notice to Tenant to estimate the amount for which Tenant will be liable and require Tenant to pay that amount in monthly instalments simultaneously with Tenant's payments of Rent, in which case the provisions of Article
     4.05 of this Lease shall apply. Tenant shall also pay to Landlord an administration fee equal to ten percent (10%) of the amounts payable by it under this Section.

SECTION 6.00 REDEVELOPMENT AND DEMOLITION

6.01 RELOCATION - COMMON AREAS

     Landlord may from time to time relocate or eliminate any Common Areas in whole or in part and may increase or reduce their dimensions provided that access by Tenant to the Premises from the elevator lobbies remains available.

6.02 INTENTIONALLY DELETED.

6.03 REDEVELOPMENT

     Landlord may construct additional improvements on the Land or on any adjacent land, may renovate the Building and may add storeys to the Building. Neither the construction or the demolition by either Landlord or any other person of any improvement on either the Land or any land adjacent thereto or within the Building nor the noise, dust, vibration or other inconvenience or the reduction of light, air or view occasioned by such construction or demolition shall affect the obligations of Tenant or result in any liability of Landlord, unless such noise, dust, vibration or other inconvenience occasioned by such construction or demolition renders any portion of the Premises unfit for occupancy in which case the Rent payable by Tenant hereunder will be abated during the period such part of the Premises is unfit for occupancy, such abatement to be in direct proportion to the space within the Premises so rendered unfit for occupancy.

6.04 DEMOLITION

     Notwithstanding anything contained in this Lease, Landlord may terminate the Lease at any time if it is Landlord's intention to demolish or substantially renovate the Building. Landlord will give Tenant not less than twelve (12) calendar months' notice of such termination.

6.05 HAZARDOUS SUBSTANCES

     "HAZARDOUS SUBSTANCE" means and includes any pollutant or toxic substance under the Environmental Protection Act including any toxic refuse or waste material, pollutant, dangerous substance, industrial waste, hot liquid waste, toxic substance, or any liquid, substance or material which if ignited could be a pollutant or dangerous or toxic to human life including, without limitation, urea formaldehyde foam insulation, asbestos or polychlorinated biphenyl ("PCBs") and, further, any materials, substances, or condition which is prohibited, controlled or regulated by Environmental Law or is hazardous, toxic or polluting referred to and further described in Section 6.06.

6.06 TENANT'S RESPONSIBILITY REGARDING HAZARDOUS SUBSTANCES PROHIBITION RE:
     CERTAIN MATERIALS

     (a) Notwithstanding any other provision of this Lease, Tenant agrees that it will not use or permit the use of any asbestos, polychlorinated biphenyls or radon in any construction of the Leasehold Improvements in the Premises or in any use of the Premises.

     (b) Tenant covenants with Landlord and agrees to observe, perform and comply with the terms and provisions set forth below regarding Hazardous Substances.

6.07 TENANT'S RESTRICTIONS

     Tenant shall not cause or permit to occur to the Premises, Building, Land, or Common Areas:

     (a) any violation of any Environmental Law now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from Tenant's use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

     (b) the use, generation, manufacture, refining, production, processing, storage and release (which includes, without limitation, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, disposing or dumping), of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Land or Building of any Hazardous Substance.

6.08 ENVIRONMENTAL CLEAN-UP

     Tenant shall, at Tenant's own expense, comply with all Environmental Laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances.

     (a) Tenant shall conduct its business and require its officers, employees, agents, contractors and any subtenants or other persons claiming any interest in the Premises or right to occupy the Premises, through, by or under Tenant to conduct their businesses in compliance in all respects with Environmental Laws. Tenant will permit the Landlord to conduct inspections and appraisal of the Premises and of the books and records of Tenant relating to the Premises for the purposes of monitoring and ensuring compliance with Environmental Law.

     (b) Tenant shall, at Tenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all Authorities.

     (c) Tenant upon becoming aware of or suspecting the existence of Hazardous Substances upon or environmental damage to the Premises, Land or Building shall promptly notify Landlord of the same and upon receipt of any warning, notice, order or directive respecting Hazardous Substances on or environmental damage to the Premises will promptly provide a copy to Landlord.

     (d) Should any Authority or any third party demand that a cleanup plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans.

     (e) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section 6.08 within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Environmental Laws to the Premises and Tenant's use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord's request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Environmental Laws shall constitute a waiver of any of Tenant's obligations under this Section 6.08.

6.09 AIR EMISSIONS COMPLIANCE - ONTARIO

     Without in any way limiting Tenant's obligation under this Lease to comply with all Environmental Laws, Tenant covenants and agrees as follows:

     (a) to comply with all Environmental Laws pertaining to air emissions including, without limitation, Ontario Regulation 127/01 "Airborne Contaminant Discharge - Monitoring and Reporting" as amended from time to time (the "Regulation");

     (b) at Tenant's cost and expense to deliver to Landlord, two (2) copies of any and all reports Tenant is required to file with any Authority relating the reporting of air emissions, on the date that each such report is required to be delivered to such Authority; and

     (c) on or before the Commencement Date, to designate an accredited environmental consultant approved by Landlord in writing, for the purpose of carrying out and ensuring compliance by Tenant at its sole cost, with all Environmental Laws, including without limitation, the Regulation, provided however that Landlord has the right at any time and from time to time to require Tenant to use Landlord's designated environmental consultant, at Tenant's sole cost and expense for such purposes.

6.10 TENANT'S INDEMNITY

     (a) Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorney's and consultants' fees) arising out of or in any way connected with any use, generation, manufacture, refining, production, processing, storage and release (includes, without limitation, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, disposing or dumping), of Hazardous Substances that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the laws and all other Environmental Laws.

     (b) Tenant's obligations and liabilities under this Article 6.10 shall survive the expiration or sooner termination of this Lease, the re-entry or re-letting of the Premises by Landlord and the sale of the Land and shall remain in full force and effect for the benefit of Landlord, its successors and assigns.

                                   SCHEDULE C

                              RULES AND REGULATIONS

1.   SECURITY

     Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord's reasonable requirements relative thereto.

2.   LOCKS

     Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24 hour security is provided by the Building) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules "keys" include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord's prior written consent. If with Landlord's consent, Tenant installs lock(s) incompatible with the Building master locking system:

     (a) Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

     (b) Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

     (c) Tenant shall at the end of the Term and at Landlord's request remove such lock(s) at Tenant's expense.

3.   RETURN OF KEYS

     At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant.

4.   WINDOWS

     Tenant shall observe Landlord's rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord's prior written consent. Tenant shall ensure that window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

5.   REPAIR, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS

     Tenant shall carry out Tenant's repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6.   WATER FIXTURES

     Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

7.   PERSONAL USE OF PREMISES

     The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8.   HEAVY ARTICLES

     Tenant shall not place in or move about the Premises without Landlord's prior written consent any safe or other heavy article which in Landlord's reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises.

9.   CARPET PADS

     In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10.  BICYCLES, ANIMALS

     Tenant shall not bring any animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

11.  DELIVERIES

     Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

12.  FURNITURE AND EQUIPMENT

     Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.  SOLICITATIONS

     Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.  FOOD AND BEVERAGES

     Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors, stairwells, balconies or other common areas for any such purpose. Except with Landlord's prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages. Notwithstanding the foregoing, by its execution of this Lease, Landlord consents to and approves of the three (3) drink vending machines, one (1) snack vending machine and seven (7) coffee machines located within the Premises as of the Commencement Date.

15.  REFUSE

     Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16.  OBSTRUCTIONS

     Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells, balconies or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord's prior written consent. Landlord may remove at Tenant's expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17.  DANGEROUS OR IMMORAL ACTIVITIES

     Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18.  PROPER CONDUCT

     Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19.  EMPLOYEES, AGENTS AND INVITEES

     In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

20.  ATM AND VENDING MACHINES

     The Tenant shall not have the right to install automatic teller machines
     (ATMs) or, subject to Rule 14, vending machines in the Premises.

                                   SCHEDULE D

                        SUPPLEMENTAL TERMS AND CONDITIONS

ARTICLE 21.01 REQUIRED CONDITIONS

For the purposes of this Lease, Tenant agrees that the following shall constitute the required conditions (the "Required Conditions"):

(a)  execution and delivery of the Lease by Tenant and Landlord;

(b) from the Commencement Date to the applicable date, there has not been more than one (1) Event of Default;

(c) either COREL CORPORATION or a Special Transferee is in possession and occupancy of at least ninety percent (90%) of the Square Feet in the Premises and is carrying on business therefrom and has not sublet at any time more than ten percent (10%) of the Square Feet in the Premises or assigned this Lease other than to a Special Transferee;

(d) except where the Transfer occurs as a result of trading in the shares of Tenant listed on a recognized stock exchange in Canada or the United States, there has not been a Transfer other than to a Special Transferee; and

(e) no lien, (construction or otherwise) affects the Land, the Premises or the Building, and no claim under workplace safety and insurance legislation has been made in connection with anything done by or on behalf of Tenant.

ARTICLE 21.02 PARKING - PREMISES A

So long as subsection 21.01 (a) of the Required Conditions has been met, Landlord shall make provision for and Tenant shall take 36 unreserved stalls in the underground Parking Facility and 54 unreserved stalls in the above-ground Parking Facility throughout the Term for Premises A. Tenant will sign Landlord's standard form of parking agreement, amended to confirm that save and except for Operating Costs and Taxes otherwise payable pursuant to this Lease, Tenant shall not be required to pay any additional or further amount to Landlord for such parking. Landlord confirms that its estimate of Operating Costs and Taxes for the calendar year 2004 of $16.77 per square foot includes the Operating Costs and Taxes with respect to the Parking Facility.

ARTICLE 21.03 PARKING - PREMISES B

So long as subsection 21.01(a) of the Required Conditions has been met, Landlord shall make provision for and Tenant shall take 36 unreserved stalls in the underground Parking Facility and 54 unreserved stalls in the above-ground Parking Facility throughout the Term for Premises B. Tenant will sign Landlord's standard form of parking agreement, amended to confirm that save and except for Operating Costs and Taxes otherwise payable pursuant to this Lease, Tenant shall not be required to pay any additional or further amount to Landlord for such parking. Landlord confirms that its estimate of Operating Costs and Taxes for the calendar year 2004 of $16.77 per square foot includes Operating Costs and Taxes with respect to the Parking Facility.

ARTICLE 21.04 OPTION TO EXTEND - PREMISES A

Provided the Required Conditions have been met both on the date of exercise and on expiration of the Term for Premises A, Tenant shall have the option to extend the Term for Premises A for one (1) additional term of two (2) years upon giving Landlord not more than eighteen (18) months and not less than nine (9) months notice prior to the expiration of the Term for Premises A. The extension will be on Landlord's then current standard form of lease extension agreement on the same terms and conditions as are contained in this Lease, except that:

(a) there shall be no further option to extend the Term for Premises A beyond this Option to Extend; and

(b) the Annual Rent for Premises A payable during the extension term shall be the then current Market Rent.

ARTICLE 21.05 FIRST OPTION TO EXTEND - PREMISES B

Provided the Required Conditions have been met both on the date of exercise and on expiration of the Term for Premises B, Tenant shall have the option to extend the Term for Premises B for one (1) additional term of two (2) years upon giving Landlord not more than eighteen (18) months and not less than nine (9) months notice prior to the expiration of the Term for Premises B. The extension will be on Landlord's then current standard form of lease extension agreement on the same terms and conditions as are contained in this Lease, except that:

(a) subject only to Article 21.06, there shall be no further option to extend the Term for Premises B beyond this First Option to Extend; and

(b) the Annual Rent for Premises B payable during the first extension term shall be the then current Market Rent.

ARTICLE 21.06 SECOND OPTION TO EXTEND - PREMISES B

Provided the Required Conditions have been met both on the date of exercise and on expiration of the then current Term for Premises B and provided Tenant has exercised its options to extend both the Term for Premises B under Article 21.05 and the Term for Premises A under Article 21.04 of this Lease, Tenant shall have the option to extend the Term for Premises B for one (1) additional term of two
(2) years upon giving Landlord not more than eighteen (18) months and not less than nine (9) months notice prior to the expiration of then current Term for Premises B. The extension will be on Landlord's then current standard form of lease extension agreement on the same terms and conditions as are contained in this Lease, except that:

(a) there shall be no further option to extend the Term for Premises B beyond this Second Option to Extend; and

(b) the Annual Rent for Premises B payable during the second extension term shall be the then current Market Rent.

ARTICLE 21.07 MARKET RENT

"Market Rent" means the rate of Annual Rent per square foot per annum for premises similar to Premises A or Premises B, as the case may be, located in the Building and in buildings similar to the Building in a comparable location as the Building for a term equal in duration to the extension term in question and taking into account the parking rights granted pursuant to this Lease with respect to Premises A or Premises B, as the case may be, pursuant to Articles
21.02 and 21.03, respectively.

1.   Notice of Market Rent

At least 90 days prior to the date on which the Market Rent is to first become payable, Landlord shall give Tenant notice (the "Market Rent Notice") of its determination thereof.

2.   Final Determination of Market Rent

(a) Whether or not Tenant agrees with Landlord's determination of Market Rent, Tenant shall nevertheless pay to Landlord the amount set out in the Market Rent Notice from and after the date on which it first becomes payable and until the Market Rent has been finally determined. If Tenant does not so agree, Tenant shall give notice (the "Dispute Notice") to Landlord to that effect within 10 days of the giving of the Market Rent Notice. In the absence of a Dispute Notice, Tenant shall be deemed to have accepted Landlord's determination of Market Rent.

(b) If Tenant has given Dispute Notice and Landlord and Tenant have not agreed in writing as to Market Rent within 10 days after the Dispute Notice is given, Market Rent shall be determined as follows:

     (i) Within fifteen (15) days of the date on which Tenant has given its Dispute Notice, Landlord and Tenant shall each appoint an independent and qualified person to determine the Market Rent and by notice advise the other of the identity of its appointee;

     (ii) If either Landlord or Tenant, having given notice of its appointee, considers the appointee of the other to be either not independent or not qualified, it may by notice to the other given within seven (7) days of the date on which the notice of the appointment is given protest such appointment with reasons;

     (iii) If within ten (10) days of the date on which the notice of protest is given the parties cannot agree as to an alternate appointee, the party whose appointee is the subject of the protest shall within the next 10-day period either give notice to the other of a new appointee or bring an action for a judicial determination as to whether its original appointee was either independent or qualified or both, according to the particulars of the protest;

     (iv) If such party elects to make a new appointment, the right of the other party to protest as aforesaid shall apply with respect to the new appointee; if it is judicially determined that an appointee was either not independent or unqualified, the party whose appointee was ineligible shall within ten (10) days of such determination give notice to the other of a new appointee whereupon the preceding provisions of this section shall again apply;

     (v) If within the 15-day period set out in the subparagraph (i) of this subsection either Landlord or Tenant fails to make an appointment and so to identify its appointee, the Market Rent shall be determined by the appointee of the party which has made an appointment and so given notice thereof;

     (vi) Within thirty (30) days of the date on which the identity of either the single appointee or the two appointees has been ascertained, either the appointee or appointees, as the case may be, shall determine the Market Rent and each party, or the party making the only appointment, as the case may be, shall give notice of the determination made by its appointee to the other;

     (vii) If the appointee of either party fails to do so, or if either party fails to give notice to the other party of the determination of Market Rent within the time limit as aforesaid, the determination of Market Rent made by the appointee of the other party shall govern;

     (viii) If the determinations of Market Rent by the two appointees differs by less than 10%, then Market Rent shall be the average of the two determinations;

     (ix) If the determinations of Market Rent by the two appointees differ by 10% or more, then the two appointees will select a third independent and qualified person who will choose one or other of the determinations made as aforesaid and the rate so chosen will be Market Rent;

     (x) If the two appointees cannot agree on the selection of the third person, then the provisions of the Arbitrations Act shall apply for the appointment of a single arbitrator. The sole function of the person so appointed shall be to choose one or the other of the determinations made as aforesaid.

(c) If Market Rent as determined pursuant to subsection (b) is greater than Tenant has paid in accordance with the Market Rent Notice, Tenant shall immediately pay to Landlord the difference and shall thereafter make the payments of minimum (basic) rent equal to the Market Rent as so determined. If the amount of Market Rent is less than that stipulated in the Market Rent Notice, Landlord shall immediately refund to Tenant any overpayment made by Tenant.

(d) If Market Rent as determined pursuant to subsection (b) is less than 90% of the amount stipulated in the Market Rent Notice, Landlord shall pay the fees of all the appraisers and, if applicable, the arbitrator and if Market Rent as so determined is 90% or more of the amount so stipulated, Tenant shall pay all such fees.

ARTICLE 21.08 EXTERIOR SIGNAGE

So long as subsections 21.01 (a), (c) and (e) of the Required Conditions are met, Tenant shall have the non-exclusive right to affix the following corporate identification signage on the exterior of the Building:

(i) one (1) channel sign on the east face of the Building, such signage not to exceed six (6) feet in height or twenty-four (24) feet in width; and

(ii) one (1) channel sign on the west face of the Building, such signage not to exceed six (6) feet in height or twenty-four (24) feet in width;

in each case provided that:

(a) Tenant shall be solely responsible for the cost of installing such signage and the supervision of such installation;

(b) the installation of such signage signage shall constitute Tenant's Work and shall be carried out in compliance with Section 7.03 of this Lease, and all laws, statutory requirements and regulations including without limitation, the by-laws of the City of Ottawa and all other applicable by-laws and regulations;

(c) Tenant shall be solely responsible for the cost of maintaining such signage and shall maintain such signage in good order and condition in manner befitting a first-class building, and otherwise in compliance with Article
     7.00 of this Lease;

(d) The corporate name on such signage shall not be changed from Corel without Landlord's prior written consent, acting as would a reasonable and prudent landlord, (or any replacement name consented to by Landlord);

(e) at the expiration or other termination of this Lease, such signage shall be removed at Tenant's sole cost and expense and any damage caused by the installation, placement or removal of such signage shall be immediately repaired and Tenant shall pay the cost of such repairs immediately upon demand; it being agreed and understood in this regard that Landlord may, in. its sole and absolute discretion, elect to carry out such removal and repairs, in which case Tenant shall promptly reimburse Landlord all costs reasonably incurred by Landlord in this regard plus ten percent (10%) of such costs on account of Landlord's overhead; and

(f) the Tenant shall indemnify the Landlord and save it harmless from all costs and expenses incurred by the Landlord in relation to the installation, removal, operation, maintenance and repair of such signage and for any damage caused by the removal of same.

Within thirty (30) days after the execution of this Lease by each of the parties, Tenant shall remove its signage from the north face of the Building in accordance with subsection 21.08(e), mutatis mutandis. If Tenant fails to exercise its option to extend the Term for Premises B pursuant to either Articles 21.05 or 21.06, Tenant shall before the expiration of the Term for Premises B also remove all of its signage from the exterior of the Building in accordance with subsection 21.08(e), mutatis mutandis.

Landlord hereby acknowledge and confirms it approves Tenant's exterior signage on both the east face and west face of the Building as they exist as of the Commencement Date.

Notwithstanding the foregoing, if at any time during the Term or any extension thereof:

     (A) Landlord leases other premises in the Building comprising more than seventy thousand (70,000) square feet (measured in accordance with Section 3.00 of Schedule B, mutatis mutandis), Tenant shall remove its signage from the east face of the Building, or if such signage has already been removed pursuant to this subsection 21.08(B), Tenant shall remove its remaining signage from the west face of the Building; and

     (B) the Square Feet in the Premises is less than thirty-two thousand (32,000) square feet and Landlord leases other premises in the Building comprising more than thirty-two thousand (32,000) square feet (measured in accordance with Section 3.00 of Schedule B, mutatis mutandis), Tenant shall remove its signage from the east face of the Building, or if such signage has already been removed pursuant to either subsections 21.08(A) or (B), Tenant shall remove its remaining signage from the west face of the Building.

In each such case, Tenant shall remove such signage within thirty (30) days following notice to Tenant to this effect. Such removal shall be carried out in accordance with subsection 21.08(e), mutatis mutandis, and Tenant acknowledges and agrees that following the expiration of such thirty (30) day notice period, Tenant's right to affix such signage is terminated.

ARTICLE 21.09 INITIAL LETTER OF CREDIT

In order to induce Landlord to enter into this Lease, Tenant has agreed, and shall, obtain and deliver to Landlord not later than March 31, 2004, an irrevocable unconditional transferable standby letter of credit issued by a
Schedule I Canadian chartered bank in favour of Landlord in the amount of One Million Dollars ($l,000,000CDN) (the "INITIAL LETTER OF CREDIT") for a period expiring December 31, 2004. Such Initial Letter of Credit shall be substantially in the form attached hereto as Schedule E, and shall be, and shall state that it is, transferable by Landlord to any assignee of this Lease, or Landlord's successor in interest, which transfer shall be valid and effective upon notice thereof to the issuing bank.

Provided Tenant is not in monetary default and further provided Tenant demonstrates to Landlord by December 21, 2004 that Tenant's rolling 12-month EBITDA (as defined below) exceeds $3,000,000CDN as of November 30, 2004, Landlord shall immediately return the Initial Letter of Credit to Tenant together with an irrevocable direction to the issuing bank surrendering the Initial Letter of Credit for cancellation.

If, however, by December 21, 2004, Tenant fails to demonstrate to Landlord that its rolling 12-month EBITDA exceeds $3,000,000CDN as of November 30, 2004, Tenant shall deliver to Landlord a replacement letter of credit (on the same terms and conditions) for a further forty-five (45) day period in the amount of $1,000,000CDN (each of which replacement letters of credit is herein called the "REPLACEMENT LETTER OF CREDIT") at least seven (7) Business Days prior to the expiration of the Initial Letter of Credit, failing which Landlord shall have the right without further notice to Tenant and without prejudice to any and all of its rights herein (which are hereby reserved) to cash or otherwise call upon the entire Initial Letter of Credit or Replacement Letter of Credit, as the case may be, as satisfaction for the failure to deliver the further Replacement Letter of Credit in the time and in the manner as aforesaid. Thereafter, Tenant shall deliver to Landlord a Replacement Letter of Credit at least seven (7) Business Days prior to the expiration of the then expiring Replacement Letter of Credit unless, prior to the end of each such consecutive one (1) month period, Tenant is not in monetary default and demonstrates to Landlord that its rolling 12-month EBITDA then exceeds $3,000,000CDN. In no event, however, shall the term of the Replacement Letter of Credit be required to extend beyond sixty (60) days following the expiration of the Term, as extended.

For the purposes of this Article 21.09, "EBITDA" means earnings before interest, taxes, depreciation and amortization as defined by a certain loan and security agreement dated August 27, 2003, as amended from time to time, between Corel Inc. and Wells Fargo Foothill, Inc.

For the purposes of the balance of this Article, the Initial Letter of Credit and Replacement Letter of Credit shall be collectively called the "LETTER OF CREDIT". The Letter of Credit shall be, and shall state that it is payable to Landlord upon delivery to the issuing bank of a certificate of Landlord confirming that it is entitled to draw down on the Letter of Credit pursuant to the Lease. The obligations of the issuing bank under the Letter of Credit shall be absolute and unconditional and shall be in no way released, discharged or reduced and the rights of Landlord under the Letter of Credit shall be in no way prejudiced or impaired by any neglect, delay or forbearance of Landlord in demanding, requiring or enforcing performance by Tenant or any other obligated person of any of its obligations under this Lease or by granting any extensions of time for performance, or by waiving any performance (except as to the particular performance which has been waived), or by permitting or consenting to any Transfer or by the bankruptcy, receivership, insolvency or any other creditor's proceedings of or against Tenant, or by the winding-up or dissolution of Tenant, or any other event or occurrence which would have the effect at law of terminating the existence of obligations of Tenant prior to the expiration of this Lease or by any agreements or other dealings between Landlord and Tenant having the effect of amending or altering this Lease or the obligations of Tenant hereunder or by any want of notice by Landlord to the issuing bank of any default of Tenant or by any matter, thing, act or omission of Landlord whatsoever.

Landlord, at its option, may in addition to any and all other rights and remedies provided for in this Lease or by law, appropriate and draw upon the Letter of Credit:

(a) in full in the event of the bankruptcy, insolvency, dissolution, winding-up or other liquidation of Tenant;

(b) if the Rent is overdue and unpaid, so much thereof as is necessary to compensate Landlord for loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant, and in which case Tenant shall, within ten (10) days after demand by Landlord, remit to Landlord a new Letter of Credit in an amount sufficient to restore the total amount of the Letter of Credit to the original sum deposited; and

(c) in full if Tenant fails to deliver to Landlord a Replacement Letter of Credit as provided above;

it being agreed and understood in this regard that Landlord agrees not to draw upon the Letter of Credit for a non-Rent default save and except as otherwise provided in subsections 21.09(a) and (c).

If Tenant pays all of the Rent payable by Tenant to Landlord, the Letter of Credit shall be returned in full to Tenant without interest within sixty (60) days following the expiration of the Term, as extended.

ARTICLE 21.10 FURTHER LETTER OF CREDIT

If at any time during the Term of this Lease, Tenant proposes, intends, is compelled, demanded or otherwise takes any steps to transfer, convey or otherwise deal in respect of all or part of the corporate shares of Tenant, that results in a change in the effective voting control of Tenant, or if Tenant proposes, intends, is compelled, demanded or otherwise takes any steps to sell, transfer or otherwise convey any or all of Tenant's WordPerfect or Corel Draw (such product lines being herein jointly and severally called the "MAJOR PRODUCTS", and each such event being called an "IMPEDING TRIGGERING TRANSFER"), Tenant shall immediately give notice to Landlord of the Impending Triggering Transfer and make arrangements satisfactory to Landlord, acting as would a reasonable and prudent landlord, to ensure the issuance in favour of Landlord of an irrevocable unconditional transferable standby letter of credit by a Schedule I Canadian chartered bank coincident with the transfer, conveyance or sale of such corporate shares of Tenant or an affiliate of Tenant resulting in a change in the effective voting control of Tenant, or the sale, transfer or conveyance of any or all of the Major Products (each such event being herein called a "TRIGGERING TRANSFER").

Coincident with a Triggering Transfer, Tenant shall obtain and deliver to Landlord an irrevocable unconditional transferable standby letter of credit issued by a Schedule I Canadian chartered bank in favour of Landlord in an amount equal to the lesser of:

(a)  $l,000,000CDN; and

(b) the then outstanding balance of the Original Deferred Rent (as defined below) determined in accordance with and by reference to the amortization schedule attached as Schedule F hereto and assuming the Rent has been paid to and including such date. If Tenant has not paid the Rent to and including such date, the then outstanding balance of the Original Deferred Rent shall be calculated by reference to the number of monthly installments of Annual Rent paid to such date;

(the "FURTHER LETTER OF CREDIT") for a period expiring February 28, 2009, being two (2) months following the expiry of the initial Term for Premises A. Such Further Letter of Credit shall be substantially in the form attached hereto as Schedule G, and shall be, and shall state that it is, transferable by Landlord to any assignee of this Lease or Landlord's successor in interest, which transfer shall be valid and effective upon notice thereof to the issuing bank.

For the purposes of this Article 21.10 "ORIGINAL DEFERRED RENT" means Three Million, Two Hundred and Sixty-Three Thousand, Eight Hundred and Seven Dollars ($3,263,807).

The Further Letter of Credit shall be and state that it shall be automatically renewed each year during the Term, as extended, unless the issuing bank provides to Landlord with sixty (60) days prior written notice that it elects not to consider the Further Letter of Credit renewed, as which time Landlord shall have the right, without further notice to Tenant, and without prejudice to any and all of its rights herein (which are hereby reserved) to cash or otherwise call upon the entire amount of the Further Letter of Credit and apply it in the manner set out in this Article 21.10.

Provided Tenant is not on the relevant Reduction Date (as hereinafter defined) in monetary default and is not then bankrupt, dissolved, wound-up or otherwise liquidated or insolvent, from and after September 1, 2007 the value of the Further Letter of Credit shall be reduced on the first day of each month during the term of the Further Letter of Credit (each of which are herein called the "REDUCTION DATE") by Sixty Thousand Dollars ($60,000CDN).

The Further Letter of Credit shall be, and shall state that it is payable to Landlord upon delivery to the issuing bank of a certificate of Landlord confirming that it is entitled to draw down on the Further Letter of Credit pursuant to the Lease. The obligations of the issuing bank under the Further Letter of Credit shall be absolute and unconditional and shall be in no way released, discharged or reduced and the rights of Landlord under the Further Letter of Credit shall be in no way prejudiced or impaired by any neglect, delay or forbearance of Landlord in demanding, requiring or enforcing performance by Tenant or any other obligated person of any of its obligations under this Lease or by granting any extensions of time for performance, or by waiving any performance (except as to the particular performance which has been waived), or by permitting or consenting to any Transfer or by the bankruptcy, receivership, insolvency or any other creditor's proceedings of or against Tenant, or by the winding-up or dissolution of Tenant, or any other event or occurrence which would have the effect at law of terminating the existence of obligations of Tenant prior to the expiration of this Lease or by any agreements or other dealings between Landlord and Tenant having the effect of amending or altering this Lease or the obligations of Tenant hereunder or by any want of notice by Landlord to the issuing bank of any default of Tenant or by any matter, thing, act or omission of Landlord whatsoever.

Landlord, at its option, may, in addition to any and all other rights and remedies provided for in this Lease or by law, appropriate and draw upon the Further Letter of Credit:

(a) in full in the event of the bankruptcy, insolvency, dissolution, winding-up or other liquidation of Tenant; and

(b) if the Rent is overdue and unpaid, so much thereof as is necessary to compensate Landlord for loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant, and in which case Tenant shall, within ten (10) days after demand by Landlord, remit to Landlord a new Further Letter of Credit in an amount sufficient to restore the total amount of the Further Letter of Credit to the original sum deposited as reduced on the Reduction Dates, if any, as provided above;

it being agreed and understood in this regard that Landlord agrees not to draw upon the Further Letter of Credit for a non-Rent default save and except as otherwise provided in subsection 21.10(a).

                                   SCHEDULE E

                        FORM OF LETTER OF CREDIT FOR THE
                            INITIAL LETTER OF CREDIT

                      IRREVOCABLE STANDBY LETTER OF CREDIT

DATE:     MARCH _, 2004

AMOUNT:   $1,000,000 CAD

CUSTOMER: Corel Corporation

TO:       CHURCHILL OFFICE PARK LTD. (THE "LANDLORD")

We, Royal Bank of Canada, hereby issue in your favour our Irrevocable Standby Letter of Credit for the above-mentioned amount.

This Standby Letter of Credit is available for payment up to the amount of $1,000,000 which may be drawn on by you at any time and from time to time upon written demand for payment made upon us by you, which demand we shall honour without enquiring whether you have a right as between yourself and our Customer to make such demand and without recognizing any claim of our Customer.

Provided, however, that you are to deliver to us at such time as a written demand for payment is made upon us a certificate purported to be signed by an appropriate officer of the Landlord confirming that pursuant to the terms of the lease dated as of _________ between the Customer, as tenant and the Landlord (the "Lease"), the Landlord is entitled to draw down on this Letter of Credit.

The original Standby Letter of Credit (together with any amendments thereto) must accompany the demand for endorsement of any payment thereon.

Partial drawings are permitted. The amount of this Letter of Credit shall be reduced from time to time as advised by notice in writing given to this branch from time to time by you.

This Letter of Credit shall expire with the close of business on December 31, 2004.

This Standby Letter of Credit is, transferable by the Landlord to any assignee of the Lease, or any purchaser of the property, from the Landlord, which transfer shall be valid and effective upon notice thereof to the issuer of the letter of credit.

The rights of the Landlord hereunder in respect of the letter of credit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, insolvency, winding up or other creditor's proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of this Lease and any such proceedings and shall continue with respect to the periods prior thereto and thereafter as if the Lease had not been surrendered, disclaimed, repudiated or terminated.

This Standby Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, (Publication 500)" and engages us in accordance with the terms thereof.


                                        Per:                                 c/s
                                             --------------------------------

                                        I have the authority to bind the
                                        Corporation.

                                   SCHEDULE F

                          AMORTIZATION SCHEDULE FOR THE
                             ORIGINAL DEFFERED RENT


COREL CORPORATION
Amortization Schedule for Deferred Rent:
Periods (mths) 60
Original Amount $3,263,807.00

                     UN-AMORTIZED
PERIOD     DATE        BALANCE
------   --------   -------------
   1     1-Jan-04   $3,195,033.86
   2     1-Feb_04   $3,152,885.99
   3     1-Mar-04   $3,110,386.90
   4     1-Apr-04   $3,067,533.65
   5     1-May-04   $3,024,323.28
   6     1-Jun-04   $2,980,752.84
   7     1-Jul-04   $2,936,819.30
   8     1-Aug-04   $2,892,519.65
   9     1-Sep-04   $2,847,850.84
  10     1-Oct-04   $2,802,809.78
  11     1-Nov-04   $2,757,393.39
  12     1-Dec-04   $2,711,598.52
  13     1-Jan-05   $2,665,422.03
  14     1-Feb_05   $2,618,860.74
  15     1-Mar-05   $2,571,911.43
  16     1-Apr-05   $2,524,670.89
  17     1-May-05   $2,476,835.83
  18     1-Jun-05   $2,428,702.99
  19     1-Jul-05   $2,380,169.04
  20     1-Aug-05   $2,331,230.63
  21     1-Sep-05   $2,281,884.41
  22     1-Oct-05   $2,232,126.97
  23     1-Nov-05   $2,181,954.89
  24     1-Dec-05   $2,131,364.70
  25     1-Jan-06   $2,080,352.93
  26     1-Feb_06   $2,028,916.06
  27     1-Mar-06   $1,977,050.55
  28     1-Apr-06   $1,924,752.83
  29     1-May-06   $1,872,019.29
  30     1-Jun-06   $1,818,846.31
  31     1-Jul-06   $1,765,230.22
  32     1-Aug-06   $1,711,167.32
  33     1-Sep-06   $1,656,653.91
  34     1-Oct-06   $1,601,685.21
  35     1-Nov-06   $1,546,260.45
  36     1-Dec-06   $1,490,372.81
  37     1-Jan-07   $1,434,019.44
  38     1-Feb_07   $1,377,196.46
  39     1-Mar-07   $1,319,899.96
  40     1-Apr-07   $1,262,125.98
  41     1-May-07   $1,203,870.55
  42     1-Jun-07   $1,145,129.66
  43     1-Jul-07   $1,085,899.27
  44     1-Aug-07   $1,026,175.28
  45     1-Sep-07   $  965,953.60
  46     1-Oct-07   $  905,230.07
  47     1-Nov-07   $  844,000.51
  48     1-Dec-07   $  782,260.70
  49     1-Jan-08   $  720,006.40
  50     1-Feb_08   $  657,233.31
  51     1-Mar-08   $  593,937.11
  52     1-Apr-08   $  530,113.44
  53     1-May-08   $  465,757.91
  54     1-Jun-08   $  400,866.08
  55     1-Jul-08   $  335,433.49
  56     1-Aug-08   $  269,455.62
  57     1-Sep-08   $  202,927.94
  58     1-Oct-08   $  135,845.87
  59     1-Nov-08   $   68,204.77
  60     1-Dec-08   $        0.00

                                   SCHEDULE G

                        FORM OF LETTER OF CREDIT FOR THE
                            FURTHER LETTER OF CREDIT

                      IRREVOCABLE STANDBY LETTER OF CREDIT

DATE: _________

AMOUNT: $__________

CUSTOMER: COREL CORPORATION

TO: (THE "BENEFICIARY")

We, ___________________________________, hereby issue in your favour our
Irrevocable Standby Letter of Credit for the above-mentioned amount.

This Standby Letter of Credit is available for payment up to the amount of $_________________ which may be drawn on by you at any time and from time to time upon written demand for payment made upon us by you, which demand we shall honour without enquiring whether you have a right as between yourself and our Customer to make such demand and without recognizing any claim of our Customer.

Provided, however, that you are to deliver to us at such time as a written demand for payment is made upon us a certificate purported to be signed by an appropriate officer of the Beneficiary confirming that pursuant to the terms of a certain lease dated December 9, 2003 between the Beneficiary and the Customer for premises at 1600 Carling Avenue in the City of Ottawa, Ontario (the "Lease"), the Beneficiary is entitled to draw down on this Letter of Credit.

The original Standby Letter of Credit (together with any amendments thereto) must accompany the demand for endorsement of any payment thereon.

Partial drawings are permitted.

From and after September 8, 2007 the amount of this Letter of Credit shall be reduced $60,000CDN on the eighth day of each month commencing September 8, 2007.

This Letter of Credit shall expire with the close of business on _____________________, provided that it is a condition of this Letter of Credit that it shall be deemed to be automatically extended annually without amendment for additional periods of one (1) year from the present or any future expiration date hereof until February 28, 2009, unless sixty (60) days prior to such date we notify you in writing by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period. Upon receipt by you of such notice, you may draw by means of your demand accompanied by your written certification that the amount drawn down will be retained and used by you to meet the obligations incurred or to be incurred in connection with the Lease.

This Standby Letter of Credit is transferable by the Landlord to any assignee of the Lease, or any purchaser of the property, from the Landlord, which transfer shall be valid and effective upon notice thereof to the issuer of the letter of credit.

The rights of the Landlord hereunder in respect of the letter of credit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, insolvency, winding up or other creditor's proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of this Lease and any such proceedings and shall continue with respect to the periods prior thereto and thereafter as if the Lease had not been surrendered, disclaimed, repudiated or terminated.

This Standby Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, (Publication 500)" and engages us in accordance with the terms thereof.


                                        Per:                                 c/s
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        I/We have the authority to
                                        bind the Corporation.

                                   SCHEDULE H

                 PRIOR IMPROVEMENTS TENANT IS REQUIRED TO REMOVE

For the purposes of subsection 2.0 l(c) of this Lease, Prior Improvements shall mean:

1.   all interior partitions;

2. all labs and kitchenettes, including without limitation all plumbing and cabinetry;

3.   all carpeting and vinyl flooring;

4.   all data and communication cabling back to the source;

5.   all electrical wiring back to the electrical panel; and

6.   all plumbing.

Tenant shall not remove any of the washrooms or the fixtures and plumbing therein.